Exhibit 2.2

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is dated as of October 1, 2021, by and among Anton Hruby, an individual (“Sunergy Member 1”), Gianluca Guy, an individual (“Sunergy Member 2,” and together with Sunergy Member 1, the “Sunergy Members”), JKae Holdings, LLC, a Utah limited liability company (“Sun First Member 1”), Clarke Capital, LLC, a Utah limited liability company (“Sun First Member 2”), White Horse Energy, LC, a Utah limited liability company (“Sun First Member 3,” and together with Sun First Member 1 and Sun First Member 2, the “Sun First Members”), and Sunergy Renewables, LLC, a Nevada limited liability company (the “Company”). Each of the Sunergy Members and the Sun First Members are sometimes referred to herein individually as a “Member” or collectively as the “Members.”

WHEREAS, the Sunergy Members collectively own all of the outstanding equity interests (the “Sunergy Interests”) of Sunergy Solar LLC, a Florida limited liability company (“Sunergy”);

WHEREAS, the Sun First Members collectively own all of the outstanding equity interests (the “Sun First Interests,” and together with the Sunergy Interests, the “Interests”) of Sun First Energy, LLC, a Utah limited liability company (“Sun First,” together with Sunergy and all Affiliates of both Sunergy and Sun First (as applicable), as considered after the Closing (defined below), the “Subsidiaries”); and

WHEREAS, each of the Members shall contribute and assign to the Company all of his/its respective Interests in exchange for equity interests in the Company, all as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1. Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of any party shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such party; (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such party; or (iii) any other Person for which a Person described in clause (ii) above acts in any such capacity. For purposes of the foregoing, “control” shall have the meaning provided by Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereto.

“Agreement” shall mean this Contribution Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

“Business” shall mean the business of each Subsidiary, as applicable.

“Contract” shall mean any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Employee Benefit Plan” means employee benefit plans, programs, policies and arrangements (whether formal or informal, written or unwritten, and whether for the benefit of a single individual or more than one individual) maintained or contributed to (whether currently or previously) by either Subsidiary or any Affiliate, for the benefit of any current or former employee of such Subsidiary or Affiliate, or in which such employees are entitled to participate or with respect to which such Subsidiary or Affiliate has or reasonably could be expected to have any Liability.

“Encumbrance” shall mean (i) any mortgage, pledge, security interest, encumbrance, claim, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, (ii) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or (iii) any restriction on transfer, option, warrant, call commitment, proxy, or other contractual right.

“Environmental Claim” shall mean any and all material administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of material violations by any Person (including any governmental entity) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by a Subsidiary; or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws; or (iii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

“Environmental Laws” shall mean all applicable Laws relating to the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, relating to (i) Releases of Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or (iii) management of asbestos in buildings.

“Exhibits” shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Hazardous Materials” shall mean (i) any petroleum or any by-products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form

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of natural gas, explosives, polychlorinated biphenyls (“PCBs”), radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions; (ii) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants” or words of similar import under any Environmental Laws; and (iii) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or which may be the subject of liability under any Environmental Laws.

“IRS” shall mean the Internal Revenue Service.

“Knowledge.” An individual will be deemed to have Knowledge of a particular fact or other matter if:

(a) that individual is actually aware of that fact or matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Law” shall mean any code, law, common law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, Tax, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Loss” shall mean any Liability, deficiency, expense or cost (including reasonable attorneys’ fees and expenses) actually incurred or paid by an Indemnified Party (as defined below).

“Material Adverse Effect” (or Change) shall mean any change in or effect on the applicable Business that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations or prospects of the applicable Business, taken as a whole, except to the extent any such change or effect results from or is attributable to changes in general economic conditions.

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“Operating Agreement” shall mean that certain Operating Agreement of the Company in the form of Exhibit A attached hereto.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Regulatory Authorities” shall mean, collectively, all federal and state regulatory agencies having jurisdiction over the parties and their respective affiliates.

“Release” shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including, without limitation, ambient air, atmosphere, soil, surface water, groundwater or property).

“Taxes” shall mean any federal, state, county, local, foreign or other tax, charge, imposition or other levy whatsoever (including interest or penalties thereon) including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, any taxes or fees related to unclaimed property, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

“Tax Return” shall mean any and all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.

“Transaction Documents” shall mean this Agreement and the other documents and instruments to be delivered pursuant to this Agreement.

“Working Capital” means the excess of (i) the cash (including cash on hand or on deposit), trade accounts receivable and inventories of the applicable Subsidiary and all other current assets of such Subsidiary as of any applicable date of measurement over (ii) all the current liabilities of such Subsidiary as of any applicable date of measurement.

1.2. Capitalized Terms. In addition to the terms defined in Section 1.1 above, other capitalized terms used in this Agreement and not defined in Section 1.1 shall have the meanings ascribed thereto in the sections of this Agreement in which such terms are defined.

1.3. Construction. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

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ARTICLE II.

CONTRIBUTION OF INTERESTS

2.1. Contribution of Interests.

(a) Contributions by Sunergy Members. Subject to the terms and conditions hereinafter set forth, at the Closing (as defined below), each Sunergy Member shall contribute, convey, transfer, assign and deliver to the Company, and the Company shall acquire and accept from each such Sunergy Member, all of such Sunergy Member’s membership interests in Sunergy and any Affiliates thereof, including, without limitation, the specific Sunergy Interests referenced in Exhibit B attached hereto (collectively, the “Contributed Sunergy Interests”).

(b) Contributions by Sun First Members. Subject to the terms and conditions hereinafter set forth, at the Closing, each Sun First Member shall contribute, convey, transfer, assign and deliver to the Company, and the Company shall acquire and accept from each such Sun First Member, all of such Sun First Member’s membership interests in Sun First and any Affiliates thereof, including, without limitation, the specific Sun First Interests referenced in Exhibit C attached hereto (collectively, the “Contributed Sun First Interests,” and together with the Contributed Sunergy Interests, the “Contributed Interests”).

2.2. Further Assurances. At any time and from time to time after the Closing, at the request of the Company and without further consideration, each Member shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested by the Company in order to more effectively transfer, convey and assign to the Company and to confirm the Company’s title to such Member’s Contributed Interests and otherwise to effectuate the transactions contemplated hereunder.

2.3. Procedures for Certain Contributed Interests Not Freely Transferable. If any Contributed Interest is not assignable or transferable to the Company either by virtue of the provisions thereof or under applicable law without the consent of one or more third parties (each, a “Non-Assignable Right”), the applicable Member shall use commercially reasonable efforts, at such Member’s sole cost and expense, to obtain such consents after the execution of this Agreement during the period commencing on the Closing Date and continuing for 180 days thereafter (the “Consent Period”). If any such consent in respect of a Non-Assignable Right cannot be obtained prior to the Closing Date and the Closing shall occur, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, but (A) the applicable Member shall use commercially reasonable efforts to obtain such consent during the Consent Period and (B) the Company shall cooperate, to the extent commercially reasonable, with such Member in such Member’s efforts to obtain such consents; and (ii) such Member shall use commercially reasonable efforts to obtain for the Company substantially all of the practical benefit and burden of such property or rights, including by (1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to the Company and the Members and (2) subject to the consent and control of the Company, enforcement, at the cost and for the account of the Company, of any and all rights of such Member against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided, however, that the Company shall undertake to pay or satisfy the corresponding liability

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for the enjoyment of such benefit to the extent that the Company would have been responsible therefor hereunder if such consent or approval had been obtained; and provided, further, that following the Closing Date, such Member shall not agree to any amendment, revision or modification of the terms of any Non-Assignable Right without obtaining the prior consent of the Company. The applicable Member shall not be required under this Section 2.3, as part of its “commercially reasonable efforts” or otherwise, to pay any amount to any party from whom a consent is sought in order to obtain such consent (exclusive, for the avoidance of doubt, of any amounts due from such Member prior to the Closing pursuant to the terms and subject to the conditions of any contract of such Member related to such Contributed Interest).

2.4. Issuance and Delivery of Units.

(a) In consideration for each Sunergy Member’s contribution of its respective Contributed Sunergy Interests, at the Closing the Company shall issue and deliver to the Sunergy Members the number of units of the Company set forth on Exhibit D attached hereto (collectively, the “Sunergy Units”).

(b) In consideration for each Sun First Member’s contribution of its respective Contributed Sun First Interests, at the Closing the Company shall issue and deliver to the Sun First Members the number of units of the Company set forth on Exhibit E attached hereto (collectively, the “Sun First Units,” and together with the Sunergy Units, the “Units”).

2.5. Closing Date. The closing of the transactions contemplated hereunder (the “Closing”) will take place at 10:00 a.m. local time as of the date hereof or at such other time and on such other date as may be agreed upon by the parties (the “Closing Date”). The place of Closing shall be at the offices of Hansen Black Anderson Ashcraft PLLC, at 3051 West Maple Loop Drive, Suite 325, Lehi, Utah 84043, or such other place as may be mutually agreed upon by the parties. The Closing shall be effective as of the opening of business on the Closing Date.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MEMBERS

A Schedule of Exceptions, attached hereto as Exhibit F (the “Sunergy Schedule of Exceptions”) shall be delivered to the Sun First Members by the Sunergy Members in connection with the Closing. A Schedule of Exceptions, attached hereto as Exhibit G (the “Sun First Schedule of Exceptions”) shall be delivered to the Sunergy Members by the Sun First Members in connection with the Closing. Except as set forth on the Sunergy Schedule of Exceptions or the Sun First Schedule of Exceptions, as applicable, each Member hereby represents and warrants to the other Members and the Company that on and as of Closing Date, the statements in the following sections are true, accurate and complete; provided that, for the avoidance of doubt, to the extent any representations, statements or warranties made below apply only to Sunergy or the Contributed Sunergy Interests, such representations, statements or warranties shall only be made by the Sunergy Members (for the benefit of the Sun First Members and the Company) and to the extent any representations, statements or warranties made below apply only to Sun First or the Contributed Sun First Interests, such representations, statements or warranties shall only be made by the Sun First Members (for the benefit of the Sunergy Members and the Company):

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3.1. Organization and Standing.

(a) Each Subsidiary is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its formation. Such Subsidiary is duly qualified and is authorized to do business and is in good standing as a foreign entity in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on such Subsidiary.

(b) Except as set forth on Section 3.1(b) of such Subsidiary’s Schedule of Exceptions, such Subsidiary does not own any subsidiaries or shares of any corporation or other equity interest, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or has any commitment to acquire any such interest or to make any loans or capital contributions to any such entity. In addition, except as set forth on Section 3.1(b) of such Subsidiary’s Schedule of Exceptions, no Member owns any shares of any corporation or other equity interest, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity related in any way to the Business of either Subsidiary or that is an Affiliate of either Subsidiary.

3.2. Authorization and Validity. Such Member has all requisite corporate power and authority to (i) own, lease, operate and encumber its properties and assets, and to carry on its business as presently conducted; (ii) execute and deliver this Agreement and any other documents or instruments necessary or appropriate to effectuate fully the terms of this Agreement; and (iii) carry out the provisions of this Agreement and any other documents or instruments necessary or appropriate to effectuate fully the terms of this Agreement. The execution, delivery and performance by such Member of this Agreement and any other documents or instruments necessary or appropriate to effectuate fully the terms of this Agreement, and the consummation by such Member of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. Upon their execution and delivery, this Agreement and any other documents or instruments necessary or appropriate to effectuate fully the terms of this Agreement will be valid and binding obligations of such Member and enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and general principles of equity that restrict the availability of equitable remedies.

3.3. Absence of Conflicting Agreements or Required Consents. Except as set forth on Section 3.3 of such Member’s Schedule of Exceptions, the execution, delivery and performance by such Member of the Transaction Documents: (i) do not require the consent or any other action of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which such Member is subject or by which such Member or any of such Member’s assets or properties are bound; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of,

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constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which such Member is a party or by which such Member or any of such Member’s properties are bound or create any Encumbrances upon the assets or properties of such Member.

3.4. Contributed Interests. Immediately prior to the consummation of the transactions contemplated hereby, such Member owns good and transferable title to all of such Member’s Contributed Interests free and clear of any Encumbrances and has the full right, power, and authority to vote, sell, convey, transfer and deliver such Member’s Contributed Interests. Such Member is the sole owner of such Member’s Contributed Interests. All of the Contributed Interests have been duly authorized and validly issued. Collectively, the Contributed Sunergy Interests constitute 100% of the outstanding equity of Sunergy and the Contributed Sun First Interests constitute 100% of the outstanding equity of Sun First. Except to the extent set forth on Schedule 3.4 of such Member’s Schedule of Exceptions, there are no proxies, voting rights, equityholders agreements, options, or other agreements or understandings, to which such Member is a party or by which such Member is bound, with respect to the voting or transfer of such Member’s Contributed Interests.

3.5. Financial Statements.

(a) The Sunergy Members have delivered to the Sun First Members and the Sun First Members have delivered to the Sunergy Members, as applicable, true, complete and correct copies of the unaudited balance sheet, income statement, and statement of cash flows for the years ended December 31, 2019 through December 31, 2020 and for all periods of 2021 up until the last full month preceding the date of this Agreement for each of Sunergy and Sun First, as applicable (collectively, the “Financial Statements”). The applicable profit and loss statement of Sunergy and Sun First dated as of September 30, 2021 included in the Financial Statements is referred to herein as Sunergy’s or Sun First’s “Latest P&L Statement.” To the actual knowledge of the applicable Sunergy Members and Sun First Members, such Financial Statements and notes thereto present fairly in all material respects the financial position of Sunergy and Sun First as of the dates indicated and present fairly in all material respects the results of Sunergy’s and Sun First’s operations and financial condition for the periods then ended, are accurate and complete in all material respects.

(b) To the actual knowledge of the Sunergy Members, as of September 30, 2021, Sunergy’s Working Capital (on a consolidated basis) shall be equal to or in excess of $250,000.00, and such amount is sufficient for Sunergy’s needs for at least four (4) months after Closing and does not include any amounts attributable to any Sunergy Pipeline Deals.

(c) To the actual knowledge of the Sun First Members, as of September 30, 2021, Sun First’s Working Capital (on a consolidated basis) shall be equal to or in excess of $250,000.00, and such amount is sufficient for Sun First’s needs for at least four (4) months after Closing and does not include any amounts attributable to any Sun First Pipeline Deals.

(d) To the actual knowledge of the Sunergy Members, as of September 30, 2021, Sunergy’s cash on hand (on a consolidated basis) shall be equal to or in excess of $250,000.00, and such amount does not include any amounts attributable to any Sunergy Pipeline Deals.

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(e) To the actual knowledge of the Sun First Members, as of September 30, 2021, Sun First’s cash on hand (on a consolidated basis) shall be equal to or in excess of $250,000.00, and such amount does not include any amounts attributable to any Sun First Pipeline Deals.

(f) As of September 30, 2021, Sunergy has no short-term Liabilities (on a consolidated basis), any Liabilities arising after the Closing Date shall be the responsibility of Sunergy, all long-term assets have been disclosed to the Sun First Members, along with any Liabilities associated therewith, and Sunergy possesses, and has not distributed, all assets necessary to run its Business in the ordinary course.

(g) As of September 30, 2021, Sun First has no short-term Liabilities (on a consolidated basis), any Liabilities arising after the Closing Date shall be the responsibility of Sun First, all long-term assets have been disclosed to the Sunergy Members, along with any Liabilities associated therewith, and Sun First possesses, and has not distributed, all assets necessary to run its Business in the ordinary course.

(h) To the actual knowledge of the applicable Members, no Subsidiary shall have any contingent Liabilities as of September 30, 2021 except as have been set forth on Schedule 3.5(h) of such Subsidiary’s Schedule of Exceptions.

3.6. Absence of Certain Changes or Events. Except (i) as otherwise set forth in Section 3.6 of such Member’s Schedule of Exceptions, or (ii) as otherwise expressly contemplated in this Agreement, since the date of the applicable Latest P&L Statement, each of Sunergy and Sun First has been operated only in the ordinary course of business, and neither Sunergy nor Sun First has:

(a) suffered any Material Adverse Effect;

(b) suffered any theft, damage, destruction or casualty loss in excess of $5,000 in the aggregate to its assets, whether or not covered by insurance;

(c) waived, cancelled or compromised any material debts, claims or rights or disposed of any of its material properties or assets that either involved more than $5,000 or were effectuated outside the ordinary course of business;

(d) made any material change in any method of accounting or accounting practice;

(e) sold (other than sales of inventory in the ordinary course of business), leased or made any other disposition of any asset or property of such Subsidiary or subjected any of its assets, tangible or intangible, to any material Encumbrance or restriction of any nature whatsoever;

(f) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of such Subsidiary, other than, in the case of non-management employees, salary increases made in the ordinary course of business, or made any loans or advances to, or guarantees for the benefit of, any Person outside the ordinary course of business;

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(g) hired, committed to hire or terminated any employee other than in the ordinary course of business;

(h) entered into, terminated or received notice of termination of any material Contract to which such Subsidiary is a party;

(i) suffered any loss or termination or threatened loss or termination of any existing material business arrangement or supplier that would constitute a Material Adverse Effect;

(j) entered into any Contract or agreement that prohibits such Subsidiary from freely engaging in any business or activities or from competing anywhere in the world, or using any intangible rights;

(k) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets; or

(l) committed or agreed to any of the foregoing.

3.7. No Undisclosed Liabilities. Except as listed on Section 3.7 of such Member’s Schedule of Exceptions or otherwise disclosed in the Financial Statements, other than Liabilities incurred in the ordinary course of business consistent with past practice since the date of the applicable latest P&L Statement, neither Subsidiary has any Liabilities, whether accrued, absolute, contingent or otherwise.

3.8. Litigation, etc. Except as listed on Section 3.8 (and with the exception of pending litigation by and between Sunergy and Tampa Business Brokers Inc.) of such Member’s Schedule of Exceptions, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against such Member, any Subsidiary, or any of its assets or properties. To the Knowledge of such Member, (i) no such matter described in the previous sentence is threatened against such Member, any Subsidiary, or any of its assets or properties, and (ii) there are no governmental or administrative investigations or inquiries pending that involve such Member, any Subsidiary, or any of its assets or properties. Except as set forth on Section 3.8 of such Member’s Schedule of Exceptions, to the Knowledge of such Member, there are no judgments against or consent decrees binding on such Member or its applicable Subsidiary. Except as listed on Section 3.8 of such Member’s Schedule of Exceptions, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending or, to such Member’s Knowledge, threatened against or affecting such Member or its applicable Subsidiary at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated hereby.

3.9. No Violation of Law. Neither such Member nor its applicable Subsidiary is or has been since January 1, 2018, in violation of any applicable local, state or federal Law, order, injunction or decree, or any other requirement of any governmental body, agency or Regulatory Authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices.

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3.10. Intellectual Property Assets.

(a) Each Subsidiary’s “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by such Subsidiary in which such Subsidiary has a proprietary interest, including:

(i) such Subsidiary’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, such Member’s “Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, such Subsidiary’s “Copyrights”);

(iv) all rights in mask works;

(v) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, such Subsidiary’s “Trade Secrets”); and

(vi) all rights in internet web sites and internet domain names presently used by such Subsidiary (collectively such Subsidiary’s “Net Names”).

(b) Section 3.10(b) of each Subsidiary’s Schedule of Exceptions contains a complete and accurate list and summary description, including any royalties paid or received by each Subsidiary, and each Member has delivered to the other Members accurate and complete copies, of all Contracts relating to its applicable Subsidiary’s Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500.00 under which such Subsidiary is the licensee. There are no outstanding and, to such Member’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c) Except as set forth in Section 3.10(c) of each Subsidiary’s Schedule of Exceptions, each Subsidiary’s Intellectual Property Assets are all those necessary for the operation of such Subsidiary’s Business as it is currently conducted and proposed to be conducted. Each Subsidiary is the sole owner or licensee of all right, title and interest in and to each of such Subsidiary’s Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to any third party all of such Subsidiary’s Intellectual Property Assets, other than in respect of licenses listed in Section 3.10(c) of such Subsidiary’s Schedule of Exceptions.

(d) Except as set forth in Section 3.10(d) of each Subsidiary’s Schedule of Exceptions, all former and current employees, contractors and consultants of such Subsidiary have executed written Contracts with such Subsidiary that assign to such Subsidiary all rights to any inventions, improvements, discoveries or information relating to such Subsidiary’s Business.

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(e) Section 3.10(e) of each Subsidiary’s Schedule of Exceptions contains a complete and accurate list and summary description of all of such Subsidiary’s Marks.

(i) All of such Subsidiary’s Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to each applicable Member’s Knowledge, no such action is threatened with respect to any of the Marks.

(iii) To such each applicable Member’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(iv) No Mark is infringed or, to such applicable Member’s Knowledge, has been challenged or threatened in any way. None of the Marks used by a Subsidiary infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(v) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) With respect to each of the Subsidiaries’ Trade Secrets, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(i) Such Subsidiary has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by such Subsidiary of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in such Subsidiary’s standard form, and all current and former employees and contractors of such Subsidiary have executed such an agreement).

(ii) Such Subsidiary has good title to and an absolute right to use its Trade Secrets. Such Subsidiary’s Trade Secrets are not part of the public knowledge or literature and, to the applicable Members’ Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than such Subsidiary) or to the detriment of such Subsidiary. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(g) Section 3.10(g) of each Subsidiary’s Schedule of Exceptions contains a complete and accurate list and summary description of all of such Subsidiary’s Net Names.

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(i) All Net Names have been registered in the name of such Subsidiary and are in compliance with all Laws.

(ii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to each applicable Member’s Knowledge, no such action is threatened with respect to any Net Name.

(iii) To each applicable Member’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(iv) No Net Name is infringed or, to each applicable Member’s Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(h) Subsection (h) of Schedule 3.10 of each Subsidiary’s Schedule of Exceptions contains a complete and accurate list and summary description of such Subsidiary’s Patents.

(i) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To each Member’s Knowledge, there is no potentially interfering patent or patent application of any third party.

(iii) Except as set forth in subsection (h)(iii) of Schedule 3.10 of each Subsidiary’s Schedule of Exceptions, no Patent is infringed or, to such Member’s Knowledge, has been challenged or threatened in any way and none of the products manufactured or sold, nor any process or know-how used, by such Subsidiary infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(iv) All products made, used or sold under the Patents have been marked with the proper patent notice.

(i) Each current and former employee and consultant of such Subsidiary has executed an agreement with such Subsidiary regarding confidentiality and proprietary information substantially in the form or forms delivered to the Members (such Subsidiary’s “Confidential Information Agreements”). No current or former employee of such Subsidiary has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. Such Subsidiary is not aware that any of its employees is in violation thereof.

(j) Section 3.10(i) of each Subsidiary’s Schedule of Exceptions contains a complete and accurate list and summary description of all Intellectual Property Assets of such Subsidiary not otherwise disclosed on another section of such Subsidiary’s Schedule of Exceptions.

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3.11. Contracts and Commitments.

(a) Section 3.11(a) of each Subsidiary’s Schedule of Exceptions contains a complete and accurate list of all Contracts, agreements, commitments and instruments (whether written or oral, contingent or otherwise) of such Subsidiary concerning the following matters:

(i) the lease, as lessee or lessor, or sublease, as sublessee or sublessor, or license, as licensee or licensor, of any real or personal property (tangible or intangible);

(ii) any Contract or agreement that involves performance of services or delivery of goods or materials to such Subsidiary of an amount or value in excess of $5,000.00;

(iii) any Contract or agreement that involves performance of services or delivery of goods or materials by such Subsidiary of an amount or value in excess of $5,000.00;

(iv) any Contract or agreement that was not entered into in the ordinary course of business and that involves expenditures or receipts of such Subsidiary in excess of $5,000.00;

(v) the employment or engagement of any employee, consultant or agent, other than those that (A) are terminable at will without severance obligation, and (B) provide for the payment of salary and bonus payments in an amount less than $50,000;

(vi) any covenant not to compete with any former employees, or any covenant by any former employee not to compete with such Subsidiary;

(vii) any arrangement limiting the freedom of such Subsidiary to compete in any manner in any line of business or requiring such Subsidiary to share profits;

(viii) any power of attorney, whether limited or general, granted by such Subsidiary;

(ix) any arrangement that requires (or is reasonably anticipated to require) aggregate payments in excess of $5,000, including any group of related Contracts, agreements, commitments or instruments that call for (or are reasonably anticipated to require) payments in excess of such amount;

(x) granting an Encumbrance upon any asset of such Subsidiary;

(xi) management, consulting or advisory arrangements; and

(xii) the acquisition or sale, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible), other than the purchase of inventory and services in the ordinary course of business consistent with past practice.

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(b) The contracts, agreements, commitments and instruments required to be disclosed on Section 3.11(a) of such Subsidiary’s Schedule of Exceptions are referred to herein as such Subsidiary’s “Material Contracts”. Such Subsidiary has made available to the Members true and complete copies of all of such Subsidiary’s Material Contracts. Such Subsidiary’s Material Contracts are valid and effective in accordance with their terms, and there is not under any of such Material Contracts (i) any existing or claimed material default by such Subsidiary or event which, with the notice or lapse of time, or both, would constitute a material default by such Subsidiary, or (ii) to the Knowledge of any applicable Member, any existing or claimed material default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. Except as disclosed on Section 3.11(b) of such Subsidiary’s Schedule of Exceptions, the execution and delivery of the Transaction Documents will not result in a breach of or default under, or require the consent of any other party to, or give rise to a right of termination by any other party to, any of such Subsidiary’s Material Contracts, and such Subsidiary’s Material Contracts will continue to be valid and effective in accordance with their terms following the consummation of the transactions contemplated by the Transaction Documents. There is no actual or, to the Knowledge of any applicable Member, threatened termination, cancellation or limitation of any of Subsidiary’s Material Contracts.

3.12. Employment and Labor Matters.

(a) Subsection (a) of Schedule 3.12 of each Subsidiary’s Schedule of Exceptions sets forth a list of all current employees of such Subsidiary listed on such Subsidiary’s payroll records, which includes the name, title or position and salary for each such person (such Subsidiary’s “Employees”). Except as set forth on Subsection (a) of Schedule 3.12 of each Subsidiary’s Schedule of Exceptions, the employment of all Employees of such Subsidiary is terminable at will. To the Members’ Knowledge, no Employee and no group of Employees or independent contractors of any applicable Subsidiary has any plan to terminate his, her or its employment or relationship with such Subsidiary. Except as set forth on Subsection (a) of Schedule 3.12 of each Subsidiary’s Schedule of Exceptions, there are no outstanding amounts owed to Employees, officers, consultants or independent contractors of such Subsidiary other than salaries and compensation in the ordinary course of its Business. Moreover, (i) there are no severance payments which are or could become payable by such Subsidiary to any Employee, officer, director or independent contractor of such Subsidiary under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice, and (ii) there are no other material agreements, contracts or commitments, oral or written, between such Subsidiary and any such person relating to such person’s employment or engagement.

(b) Each Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

(c) There are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of such Subsidiary pending or, to the Knowledge of any applicable Member, threatened before any federal, state or local agency or court.

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(d) Except as set forth on Subsection (d) of Schedule 3.12 of each Subsidiary’s Schedule of Exceptions, neither Subsidiary maintains any Employee Benefit Plans nor has made any promises (whether through an Employee Benefit Plan or otherwise) to provide medical, life or disability benefits for periods after an employee’s termination of employment or a director’s, independent contractor’s or consultant’s end of service to the Company, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). All Employee Benefit Plans are and have always been maintained, funded and administered in material compliance with ERISA, the Internal Revenue Code, and other Laws, including without limitation the Patient Protection and Affordable Care Act, and there are no audits, inquiries or proceedings pending or, to the Knowledge of such Subsidiary or any applicable Member, threatened by the IRS, the U.S. Department of Labor, or any other Regulatory Authority with respect to any Employee Benefit Plan. Each applicable Subsidiary has complied with the notice and benefit obligations regarding any Employee Benefit Plan mandated by COBRA. All contributions, premiums or payments required to be made with respect to any Employee Benefit Plan have been made on or before their due dates. No action, claim or lawsuit is pending or threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course). Such Subsidiary has no commitment (i) to create, incur liability with respect to or cause to exist, any other Employee Benefit Plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by applicable Law. Such Subsidiary has less than fifty (50) total full-time Employees as of the Closing Date.

3.13. Taxes.

(a) Except as disclosed on Section 3.13(a) of such Subsidiary’s Schedule of Exceptions, there does not exist any Liability for Taxes which may be asserted by any taxing authority against, and no Encumbrance for Taxes will attach to, such Subsidiary or any of its assets or properties other than Taxes due in respect of periods for which Tax Returns are not yet due and for which adequate accruals have been made in such Subsidiary’s Financial Statements. All Tax Returns required to be filed prior to the date hereof by such Subsidiary have been filed (other than Tax Returns for which extensions to file have been granted) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, all of which are true, correct and complete in all respects, and all Taxes whether or not shown as owing thereon have been paid.

(b) Except as set forth on Section 3.13(b) of such Subsidiary’s Schedule of Exceptions, such Subsidiary has not received notice of any pending Tax claims that have been asserted or any proposed assessment by any taxing authority and no Tax Returns of such Subsidiary have been audited by the IRS or the appropriate state agencies for any fiscal year or period ended on or after December 31, 2019 and prior to the date hereof, and such Subsidiary is not presently under, or has ever received, notice of any contemplated investigation or audit by the IRS or any state agency concerning any fiscal year or period ended prior to the date hereof. Except as listed on Section 3.13(b) of such Subsidiary’s Schedule of Exceptions, such Subsidiary has not executed any extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect and is not the beneficiary of any extension of time within which to file any Tax Return.

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(c) Such Subsidiary has withheld or collected from each payment made to each of its Employees or any creditor or other third party the amount of all Taxes required to be withheld or collected therefrom and such Subsidiary has paid the same to the proper tax depositories or collecting authorities.

(d) No claim has ever been made by a taxing authority in a jurisdiction where such Subsidiary does not file Tax Returns that such Subsidiary is or may be subject to taxation by such jurisdiction.

(e) Such Subsidiary has made available to the Members true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by such Subsidiary since December 31, 2019.

(f) The contribution of the Interests shall be deemed to be a tax-deferred transaction intended to comply with Section 351 of the Internal Revenue Code (the “Tax- Deferred Transaction”).

3.14. Related Party Transactions. Except as set forth in Section 3.14 of each Subsidiary’s Schedule of Exceptions, there are no existing agreements, arrangements, understandings or proposed transactions between such Subsidiary and (i) any member or Affiliate of such Subsidiary or any member of the immediate family of such member or Subsidiary or any Affiliate of such Subsidiary (such Person a “Related Party”) or (ii) any Person in which a Related Party beneficially owns voting securities or other voting interests representing at least a majority of the outstanding voting power of such entity. Section 3.14 of each Subsidiary’s Schedule of Exceptions describes all affiliated services provided to or on behalf of such Subsidiary by Related Parties and to or on behalf of such Related Parties by such Subsidiary and all affiliate transactions or agreements, arrangements or understandings between such Subsidiary and Related Parties.

3.15. Property.

(a) No Subsidiary owns any real property. All real property leased by any applicable Subsidiary is in good condition and repair, reasonable wear and tear excepted, and is sufficient to conduct the Business of such Subsidiary as presently conducted and as contemplated. No material additions or modifications to such leased real property are planned.

(b) All personal property of each Subsidiary is in good working order and condition, ordinary wear and tear excepted, and is suitable for the purposes for which it presently is used and presently proposed to be used. No material modifications or additions to such personal property are needed or planned for the conduct of such Subsidiary’s Business as presently contemplated. All personal property used by each Subsidiary for its Business is either owned by such Subsidiary or leased under an agreement previously disclosed to the Company. None of the rights of such Subsidiary under any material lease or similar interest in tangible personal property will be impaired by the consummation of the transactions contemplated by this Agreement.

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(c) Each Subsidiary has good and marketable title to all personal property owned by such Subsidiary, free and clear of any and all Encumbrances except as set forth on Schedule 3.15(c) of such Subsidiary’s Schedule of Exceptions. Such Subsidiary’s assets, taken together, are adequate and sufficient for the operation of such Subsidiary and its Business, as a whole, as it is being currently conducted and such Subsidiary reasonably believes will be adequate and sufficient for operating its Business, as a whole, after the Closing.

3.16. Products Offered. The Members have provided the Company with a listing of all products and services offered through each Subsidiary. Such Member has disclosed the sources, prices and terms of supply arrangements pursuant to which its Subsidiary acquired its inventory for sale. Such Member has not been advised of any changes in such arrangements, or the terms or prices on which such items may be acquired for use in the applicable Business, and is unaware of any conditions which would impair the Company’s ability to continue to acquire inventory in accordance with such arrangements and at such prices and terms.

3.17. Inventories. All items included in the inventories of each Subsidiary consist of items of a quality and quantity usable and saleable, in the ordinary course of the Business of such Subsidiary, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the latest balance sheet included in the Financial Statements or on the accounting records of such Subsidiary as of the Closing Date, as the case may be. Such Subsidiary is not in possession of any inventory not owned by such Subsidiary, including goods already sold. All of the inventories of such Subsidiary have been valued at cost. The quantities of each item of inventory are not excessive but are reasonable in the present circumstances of such Subsidiary.

3.18. Supplies. All supplies consist of items of a quality, quantity and condition usable in the ordinary course of the Business of such Subsidiary, and the Business of such Subsidiary as a whole, and for the purpose for which they are intended.

3.19. Suppliers. Except as set forth on Schedule 3.19 of such Subsidiary’s Schedule of Exceptions, no supplier of materials or services to such Subsidiary in an amount in excess of $10,000.00 per year, has, during the past twelve (12) months, materially decreased, or threatened to materially decrease in the future, except upon such Subsidiary’s request, its provision of services or supplies to such Subsidiary. Except as has been disclosed to the Company in writing, to the best Knowledge of each Member, no such supplier is threatened with bankruptcy or insolvency.

3.20. Customers. Except as set forth on Schedule 3.20 of such Subsidiary’s Schedule of Exceptions, no material customer or client of any Subsidiary has ceased or materially reduced its purchases from such Subsidiary since December 31, 2020, and to the best Knowledge of the applicable Members, has threatened to cease or materially reduce purchases after the date hereof. Except as has been disclosed to the Company in writing, to the best Knowledge of each Member, no such customer is threatened with bankruptcy or insolvency.

3.21. Bank Accounts; Powers of Attorney. Schedule 3.21 of each Subsidiary’s Schedule of Exceptions sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which such Subsidiary maintains an account or safe deposit box, the names of all Persons authorized to withdraw therefrom or have access thereto and the names of all Persons holding powers of attorney from such Subsidiary as of the date of this Agreement.

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3.22. Products Liability and Product Warranty. All products sold by such Subsidiary were in all material respects manufactured in conformity with all applicable contractual commitments and all express or implied warranties. There are no pending or, to such Member’s Knowledge, threatened claims for any extraordinary product returns, warranty obligations or product services relating to any of any applicable Subsidiary’s products or services.

3.23. Insurance. The Members have provided copies to the Company of all insurance policies maintained by, on behalf of, and for the benefit of or at the expense of each Subsidiary. All such insurance policies are in full force and effect, and such Subsidiary has never been denied insurance coverage. Such Subsidiary is current in all of its premiums for its insurance policies. Such Subsidiary has no Knowledge of any threatened termination of, or proposed material premium increase with respect to, any such policies. Such Subsidiary has no self- insurance or co-insurance programs. To the Knowledge of such Subsidiary, there exists no condition, situation or circumstance which, with or without notice or lapse of time, or both, would give rise to or serve as a basis for any claim under any such insurance policy.

3.24. No Commissions. Such Subsidiary has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

3.25. Environmental Matters.

(a) Such Subsidiary is in material compliance with all applicable Environmental Laws, and such Subsidiary has not received any communication from any governmental entity that alleges that such Subsidiary is not in material compliance with applicable Environmental Laws.

(b) Such Subsidiary has obtained or has applied for all material environmental, health and safety permits, licenses, variances, approvals and authorizations required under Environmental Laws (collectively, “Material Environmental Permits”) necessary to own and operate its real property. All of Material Environmental Permits of such Subsidiary are in effect or, where applicable, a renewal application has been timely filed and is pending approval. Such Subsidiary is and has at all times been in material compliance with all terms and conditions of its Material Environmental Permits. All Material Environmental Permits of such Subsidiary have been made available to the Company.

(c) There is no Environmental Claim pending or, to the Knowledge of any applicable Member, threatened against (a) such Subsidiary, or (b) any Person whose liability for any Environmental Claim has been retained or assumed by such Subsidiary, or (c) any real property or operations which such Subsidiary owns, leases or operates, in whole or in part.

(d) There have been no Releases of any Hazardous Material that any applicable Member reasonably believes form the basis of any Environmental Claim (a) against such Subsidiary, or (b) against any Person whose liability for any Environmental Claim has been retained or assumed contractually by such Subsidiary.

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3.26. Ability to Continue Business. Such Member does not have Knowledge of any conditions or events which would prohibit the Company from continuing to operate each applicable Subsidiary’s Business as currently conducted from and after the Closing. Collectively, the Contributed Membership Interests of each Member constitute all of the equity interests in all entities necessary for the Company to operate the Business of each Subsidiary as it is currently conducted as of the Closing Date and no Member owns any equity interest in any Affiliate of or other entity that is related to the Business of the applicable Subsidiary as of the Closing Date that is not included in the Contributed Membership Interests.

3.27. Investment Intent. Such Member is acquiring its Units for its own account and not with a view to their distribution within the meaning of the Securities Act (as defined below). Such Member understands that the Units have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and are being offered and sold in reliance upon applicable federal and state exemptions from registration. Such Member confirms that the Company has made available to such Member and its representatives and agents, and that such Member has had the opportunity to ask questions of the Company and to acquire, such additional information about the business and financial condition of the Company as such Member has requested, and all such information has been received. Such Member is a sophisticated investor with experience in the acquisition and valuation of ongoing businesses.

3.28. Disclosure.

(a) No representation or warranty or other statement made by such Member in this Agreement, such Member’s Schedule of Exceptions or any of the Transaction Documents contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Such Member does not have Knowledge of any fact that has specific application to such Member (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of its applicable Subsidiary that has not been set forth in this Agreement or the applicable Schedule of Exceptions.

ARTICLE IV.

CONDITIONS PRECEDENT TO THE SUNERGY MEMBERS’ OBLIGATIONS

The obligation of each Sunergy Member to consummate the transactions contemplated hereby is subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

4.1. Representations and Warranties. The representations and warranties of the Sun First Members set forth in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing at a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

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4.2. Documents. Each Sun First Member shall have delivered each of the following documents:

(a) Those written consents of third parties necessary for the contribution and assignment of the Contributed Sun First Interests set forth on Section 3.3 of the Sun First Schedule of Exceptions;

(b) All books and records existing that pertain to Sun First’s Business, including all corporate and other records, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by the Sunergy Members; and

(c) All other Transaction Documents to be executed and delivered by the Sun First Members.

4.3. Employment Agreements. The Company shall have caused the applicable Subsidiary to enter into an employment agreement with each Sun First Member and certain other key employees of Sun First in form and substance acceptable to the Sunergy Members. Each such employment agreement shall contain certain non-compete obligations that take into account the scope and breadth of the Business.

4.4. Operating Agreement. Each of the Sun First Members shall have executed and delivered the Operating Agreement.

4.5. Assignment of Membership Interest. Each Sun First Member and the Company shall have executed and exchanged an Assignment of Membership Interest in the form attached hereto as Exhibit H (an “Sun First Assignment”), conveying to the Company good, legal and marketable title in and to all of such Sun First Member’s Sun First Interests, and all rights, title and interests of each such Sun First Member with respect thereto, free and clear of all Encumbrances. Simultaneously with delivery of such Sun First Assignments, the Sun First Members will take such steps as may be necessary to put the Company in possession and operating control of the Contributed Sun First Interests and Sun First’s Business.

4.6. Approval of Tax-Deferred Transaction. The approval by licensed tax professionals representing the Sunergy Members of the transactions contemplated hereunder as a Tax-Deferred Transaction.

Any condition set out in this Article IV that is not satisfied at the Closing shall be deemed waived by the Sunergy Members if the Sunergy Members elect to close the transactions contemplated hereby without such condition being satisfied.

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ARTICLE V.

CONDITIONS PRECEDENT TO THE SUN FIRST MEMBERS’ OBLIGATIONS

The obligations of each Sun First Member to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

5.1. Representations and Warranties. The representations and warranties of the Sunergy Members set forth in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing at a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

5.2. Documents. Each Sunergy Member shall have delivered each of the following documents:

(a) Those written consents of third parties necessary for the contribution and assignment of the Contributed Sunergy Interests set forth on Section 3.3 of the Sunergy Schedule of Exceptions;

(b) All books and records existing that pertain to the Sunergy Business, including all corporate and other records, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by the Sun First Members; and

(c) All other Transaction Documents to be executed and delivered by the Sunergy Members.

5.3. Employment Agreements. The Company shall have caused the applicable Subsidiary to enter into an employment agreement with each Sunergy Member and certain other key employees of Sunergy in form and substance acceptable to the Sun First Members. Each such employment agreement shall contain certain non-compete obligations that take into account the scope and breadth of the Business.

5.4. Operating Agreement. Each of the Sunergy Members shall have executed and delivered the Operating Agreement.

5.5. Assignments of Membership Interest. Each Sunergy Member and the Company shall have executed and exchanged an Assignment of Membership Interest in the form attached hereto as Exhibit I (an “Sunergy Assignment”), conveying to the Company good, legal and marketable title in and to all of such Sunergy Member’s Sunergy Interests, and all rights, title and interests of each such Sunergy Member with respect thereto, free and clear of all Encumbrances. Simultaneously with delivery of such Sunergy Assignments, the Sunergy Members will take such steps as may be necessary to put the Company in possession and operating control of the Contributed Sunergy Interests and Sunergy’s Business.

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5.6. Approval of Tax-Deferred Transaction. The approval by licensed tax professionals representing the Sun First Members of the transactions contemplated hereunder as a Tax-Deferred Transaction.

Any condition set out in this Article V that is not satisfied at Closing shall be deemed waived by the Sun First Members if the Sun First Members elect to close the transactions contemplated hereby without the condition being satisfied.

ARTICLE VI.

INDEMNIFICATION

6.1. Survival of Representations and Warranties. All covenants, representations and warranties made by each of the parties hereto in the Transaction Documents or pursuant thereto or in any certificate delivered pursuant thereto shall survive the Closing Date for a period of eighteen (18) months; provided that (i) with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authorization and Validity), Section 3.4 (Contributed Interests), Section 3.13 (Taxes), Section 3.14 (Related Party Transactions), and Section 3.27 (Investment Intent) (collectively, the “Fundamental Representations”), such representations and warranties shall survive for the lesser of forever and the termination of any statute of limitations applicable to such representation or warranty, and (ii) any covenant that is intended to survive the Closing shall survive until such covenant is fully performed (including, without limitation, the respective indemnification covenants set forth in this Article VI).

6.2. Indemnification.

(a) For the period commencing on the Closing Date and ending upon the expiration of the periods specified in Section 6.1 of this Agreement, each Member shall, severally and not jointly, and subject to the limitations set forth in this Article VI, indemnify, defend and hold harmless the Company, the other Members, their respective Affiliates and their respective directors, officers, shareholders, members, managers, employees, equityholders, attorneys, accountants and agents against and in respect of all Losses sustained or incurred by any of such indemnified parties that arise out of:

(i) any breaches of the indemnifying Member’s representations or warranties set forth in the Transaction Documents (or the assertion by any third party of claims which, if successful, would give rise to any of the foregoing);

(ii) any breaches of covenants or agreements set forth in the Transaction Documents or any certificate delivered pursuant thereto;

(iii) any Liability arising out of the ownership or operation of the indemnifying Member’s Contributed Interests prior to the Closing Date;

(iv) the operation of the Business associated with such Member’s Contributed Interests prior to the Closing Date; or

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(v) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with such Member (or any Person acting on such Member’s behalf) in connection with any of the transactions contemplated by this Agreement.

(b) For the avoidance of doubt, the Sunergy Members, as a group, shall be the Indemnified Parties (as defined below) for all Losses arising out of any breach of the representations, warranties and covenants made hereunder by the Sun First Members, as a group, with respect to Sun First; and the Sun First Members, as a group, shall be the Indemnified Parties for all Losses arising out of any breach of the representations, warranties and covenants made hereunder by the Sunergy Members, as a group, with respect to Sunergy.

6.3. Notice and Payment of Claims.

(a) Notice. Any party claiming a right to indemnification hereunder (the “Indemnified Party”) shall notify the party from whom it is seeking indemnification (the “Indemnifying Party”) within a reasonable period of time after it becomes aware of facts tending to support a claim for indemnification under this Article VI, and shall provide the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify any Loss associated with such claim. The failure by an Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by the Indemnified Party’s failure to give such notice in a timely manner or failure to provide such information or documentation, as the case may be.

(b) Payment. Subject to the Indemnifying Party’s option set forth in Section 6.4 below, in the event a claim for indemnification under this Article VI shall have been finally determined, the amount of the related Loss shall be paid by the Indemnifying Party to the Indemnified Party, in immediately available funds in the currency in which such Losses were denominated, within three (3) business days after such final determination to a bank account specified in writing by the Indemnified Party to the Indemnifying Party no later than five (5) business days prior to the date such payment is due. Any claim, and the liability for and amount of Loss therefor, shall be deemed to be “finally determined” for purposes of this Section 6.3(b) when the parties to such action have so determined by mutual agreement or, if disputed, when a final written determination concerning the amount of the related Losses and the Indemnifying Party’s liability therefore has been rendered.

(c) Third Party Claims. In the event that an Indemnifying Party may be required to indemnify an Indemnified Party against any claim or legal action made or brought by a third party, indemnification shall be provided in accordance with the following procedures:

(i) upon receipt by an Indemnified Party of notice of the commencement of any action by a third party (a “Third Party Claim”) against it, such Indemnified Party shall, if a claim is to be made against an Indemnifying Party under this Article VI, give notice to the Indemnifying Party of the commencement of such Third Party Claim as soon as practicable, and in no event later than ten (10) days after the Indemnified Party shall

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have been served with process, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim has been prejudiced by the Indemnified Party’s failure to give such notice in a timely manner;

(ii) the Indemnifying Party will be entitled, to the extent permitted by applicable law, to participate in the defense of such Third Party Claim and, to the extent that the Indemnifying Party wishes, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that (A) the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim which seeks non-monetary damages or an injunction or other equitable relief, or involves criminal or quasi criminal allegations, or with respect to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party’s reputation or future business prospects, and (B) prior to the assumption of the defense of any Third Party Claim, the Indemnifying Party shall provide a written undertaking confirming the matters described in Section 6.3(e)(iii) below. Following notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, as long as the Indemnifying Party conducts such defense, be liable to the Indemnified Party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, unless (X) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (Y) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party;

(iii) if the Indemnifying Party assumes the defense of a Third Party Claim, (A) it will be conclusively established for purposes of this Agreement that the claims made in the Third Party Claim are within the scope of and subject to indemnification under this Article VI, and (B) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (I) there is no finding or admission of any violation of laws, statutes, regulations or any violation of the rights of any Person, (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (III) such compromise or settlement includes a full and complete release of the Indemnified Party from any Liability with respect to such Third Party Claim;

(iv) in the event that the Indemnifying Party timely defends, contests or otherwise protects the Indemnified Party against a Third Party Claim, the Indemnified Party shall nevertheless have the right to, but shall not be obligated to, participate at its own expense in the defense of the Third Party Claim with counsel of its own choosing; and

(v) in the event the Indemnifying Party fails to defend, contest or otherwise protect against any Third Party Claim in a timely manner, the Indemnified Party may, but shall not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and shall be entitled to recover the entire cost thereof from the Indemnifying Party, including reasonable attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the Indemnifying Party subsequently undertakes the defense of such matter, the Indemnified

25

Party shall not be entitled to recover from the Indemnifying Party its costs thereafter incurred in the defense thereof other than the reasonable cost of investigation undertaken by the Indemnified Party and reasonable cost of providing assistance.

(d) Limitation on Payments. Payments made by an Indemnifying Party pursuant to Section 6.2 or Section 6.3 shall be limited to the amount of Losses, if any, that remains after deducting therefrom any insurance proceeds actually recovered by the Indemnified Party with respect thereto, less (i) the reasonably estimated amount of increased future premiums resulting therefrom, (ii) any “retro-premium” obligations, (iii) any costs incurred in connection with such recovery and all deductibles and (iv) co-payments and similar obligations. The Indemnified Party shall use commercially reasonable efforts to pursue the recovery of such insurance proceeds.

6.4. [Reserved.]

6.5. Limitation on Indemnification.

(a) No Member shall be liable to any other Member for indemnification under this Article VI unless and until the amount of direct Losses (exclusive of indirect costs such as investigation or attorneys’ fees solely related to such investigation as to the existence of a breach) incurred by the other Members as a result of the breach or the nonfulfillment of any of the representations, warranties or covenants of the Member in this Agreement has exceeded the sum of $100,000.00 (the “Basket Amount”), in the aggregate, at which point the applicable Member(s) shall thereafter be liable to the other Members for indemnification under this Article VI with respect to all Losses, including the Basket Amount.

(b) The indemnification obligations of each Member pursuant to this Article VI shall be limited to the value of the Units owned by such Member as of the Closing Date (the “Cap”).

(c) The limitations on Losses set forth in this Section 6.5 with respect to the Members shall not apply to (i) the Fundamental Representations, which shall be limited to an amount equal to the value of the units in Company received by such Member as of the Closing, or (ii) claims by any Member based on fraud or intentional misrepresentation of such Member (and, for the avoidance of doubt, any claims against a Member for fraud or intentional misrepresentation shall be brought against only the applicable Member and not any other Member or group of Members (i.e., the Sunergy Members or the Sun First Members) unless such fraud or intentional misrepresentation was made by each Member of such group of Members).

6.6. Risk Allocation. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the parties and, accordingly, a party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding whether any employee, representative or agent of the party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such party.

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6.7. Rights to Indemnification. The rights of an Indemnified Party to indemnification or any other remedy under this Agreement shall not be impacted or limited by any Knowledge that such party should have or could have acquired, whether before or after the Closing or the Closing Date, nor by any investigation or due diligence inquiry conducted by the party. The Indemnifying Party hereby acknowledges that, regardless of any investigation or due diligence inquiry conducted by or on behalf of the Indemnified Party, and regardless of the results of any such investigation or inquiry, the Indemnified Party has entered into this Agreement and the transactions contemplated hereunder in express reliance upon the representations and warranties of the Indemnifying Party made in this Agreement.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

7.1. Notices.

(a) Any notice sent in accordance with the provisions of this Section 7.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or (ii) the date on which sent, if sent by facsimile or email transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

If to the Sun First Members:	c/o Brandon Bridgewater 225 W. 4500 N. Provo, Utah 84604

Copy to:	Hansen Black Anderson Ashcraft PLLC Attn: Jonathan K. Hansen 3051 West Maple Loop Drive, Suite 325 Lehi, Utah 84043

If to the Sunergy Members:	c/o Anton Hruby 3610 Galileo Drive, Suite 105 Trinity, Florida 34655

Copy to:	Komninos Law Firm, P.A. Attn: Spiro T. Komninos 4124 West Linebaugh Ave. Tampa, Florida 33624

If to the Company:	Sunergy Renewables, LLC 225 W. 4500 N. Provo, Utah 84604

(b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 7.1.

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7.2. Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

7.3. Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

7.4. Assignment. This Agreement shall not be assignable by any of the parties hereto without the written consent of all other parties.

7.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

7.6. Headings. The Section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

7.7. Entire Agreement. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. This Agreement and the Exhibits, Schedules, Transaction Documents, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. No party hereto is relying on any oral or other statement not set forth herein in entering into the transactions contemplated hereby. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

7.8. Governing Law; Venue; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws. Each of the parties hereto agrees to submit to the co-exclusive jurisdiction of the United States District Court and any Florida state court sitting in Pinellas County with respect to any action brought that is based on or related to this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

7.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of each of the parties reflected hereon as signatories.

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7.10. No Intention to Benefit Third Parties. Nothing in this Agreement is intended to create any third-party beneficiary right in, and shall not benefit, any other Person other than the parties hereto.

7.11. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party.

7.12. Representation. Each of the parties hereto acknowledges and agrees that the law firm of Hansen Black Anderson Ashcraft PLLC (the “Firm”) (a) is acting as counsel to Sun First and the Sun First Members with respect to the negotiation and drafting of this Agreement, and (b) may act as counsel to each of Sun First and the Sun First Members, and individuals and entities affiliated with each of Sun First and the Sun First Members in the future with respect to matters related to the business operated by Sun First, as well as matters unrelated to such business. The Firm’s prior representation of Sun First and the Sun First Members and entities affiliated with the Sun First Members and the Firm’s potential future representation of Sun First and the Sun First Members and individuals and entities affiliated with such Members gives rise to a conflict of interest that the Firm has with respect to representing Sun First and the Sun First Members in connection with this Agreement, and the future representation of Sun First and/or the Sun First Members and entities and individuals affiliated with Sun First and/or the Sun First Members. After sufficient opportunity for Sun First and the Sun First Members to obtain independent counsel with respect to the waiver of the conflict of interest described herein, Sun First and the Sun First Members hereby (i) approve and ratify the Firm’s representation of both Sun First and the Sun First Members in connection with the negotiation and drafting of this Agreement, (ii) waive the conflicts of interest of the Firm described in this Section 7.12 related to representing Sun First and the Sun First Members in connection with the negotiation and drafting of this Agreement, and (iii) waive the actual and potential conflicts of interest of the Firm in connection with the future representation of Sun First, the Sun First Members, and individuals and entities affiliated with Sun First and/or the Sun First Members in connection with the matters related to the business operated by Sun First, as well in connection with representing such individuals and entities in unrelated matters. The Firm shall be an intended third-party beneficiary of the acknowledgements, agreements, and waivers contained in this Section 7.12.

7.13. Corporate Documentation. The Members hereby approve the following Company documents and/or agreements, copies of which have been made available to each Member:

(a) The Company’s Articles of Organization, a copy of which is attached hereto as Exhibit J; and

(b) The Operating Guidelines for each Subsidiary, copies of which are attached hereto as Exhibit K.

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7.14. Specific Performance; Remedies Not Exclusive. Each Member acknowledges that the other Members and the Company shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each Member and the Company shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Members’ covenants and agreements contained in this Agreement. All rights and remedies of the Members and the Company under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

7.15. Pipeline Deals. The Members hereby agree that the Sun First Members are solely responsible for all of the costs, expenses, liabilities and required resources, but shall also derive all benefits, financial and otherwise, derived from and associated with those pipeline deals set forth on Exhibit L (collectively, the “Sun First Pipeline Deals”). The Members also hereby agree that the Sunergy Members are solely responsible for all of the costs, expenses, liabilities, and required resources, but shall also derive all benefits, financial and otherwise, derived from and associated with those pipeline deals set forth on Exhibit M (collectively, the “Sunergy Pipeline Deals,” and together with the Sun First Pipeline Deals, the “Pipeline Deals”). For purposes of clarity, neither the Company nor any other Member other than those specifically identified herein shall derive any financial benefit from the Pipeline Deals.

7.16. Bank Accounts; Bonuses. The Members hereby agree that each of Sun First and Sunergy will maintain its own separate bank account with respect to its operations, but that such bank accounts are for the benefit of the Company and the Members. All Pipeline Deals (deals acquired by either Subsidiary before Closing) shall be treated as set forth in Section 7.15. All deals acquired by either Subsidiary after the Closing Date shall be serviced by the respective Subsidiary but shall inure to the benefit of the Company. Notwithstanding the foregoing, within a reasonable time after December 31, 2021, the Managers shall determine: (i) the amount of bonus distributions, if any, to be paid to the Sun First Members based on the amount of EBITDA of Sun First for the fourth quarter of 2021, and (ii) the amount of bonus distributions, if any, to be paid to the Sunergy Members based on the amount of EBITDA of Sunergy for the fourth quarter of 2021 (collectively, the “Bonus Distributions”). The Managers shall cause the Company to pay the Bonus Distributions to the Sun First Members and the Sunergy Members, respectively, no later than March 31, 2022. The Members hereby agree that this Section shall override Article 6 of the Operating Agreement regarding distributions of Available Cash (as defined in the Operating Agreement) for the time period covered hereby. Commencing January 1, 2022, distributions of Available Cash shall be determined according to Article 6 of the Operating Agreement.

7.17. Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

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[Signatures Begin on Next Page]

31

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

Exhibits:

Exhibit A	-	Operating Agreement
Exhibit B	-	Contributed Sunergy Interests
Exhibit C	-	Contributed Sun First Interests
Exhibit D	-	Sunergy Units
Exhibit E	-	Sun First Units
Exhibit F	-	Sunergy Schedule of Exceptions
Exhibit G	-	Sun First Schedule of Exceptions
Exhibit H	-	Sun First Assignments
Exhibit I	-	Sunergy Assignments
Exhibit J	-	Articles of Organization
Exhibit K	-	Operating Guidelines
Exhibit L	-	Sun First Pipeline Deals
Exhibit M	-	Sunergy Pipeline Deals

COMPANY:

SUNERGY RENEWABLES, LLC

By:	/s/ Gianluca Guy
Name:	Gianluca Guy
Title:	Manager

[Signature page to Contribution Agreement]

SUNERGY MEMBERS: SUNERGY MEMBER 1

/s/ Anton Hruby
Anton Hruby, an individual

SUNERGY MEMBER 2

/s/ Gianluca Guy
Gianluca Guy, an individual

[Signature page to Contribution Agreement]

SUN FIRST MEMBERS:

SUN FIRST MEMBER 1

JKAE HOLDINGS, LLC

By:	/s/ Kalen Larsen
Kalen Larsen, Authorized Party

SUN FIRST MEMBER 2

CLARKE CAPITAL, LLC

By:	/s/ Brandon Bridgewater
Brandon Bridgewater, Authorized Party

SUN FIRST MEMBER 3

WHITE HORSE ENERGY, LC

By:	/s/ Tim Bridgewater
Tim Bridgewater, Authorized Party

[Signature page to Contribution Agreement]

EXHIBIT A

OPERATING AGREEMENT

SUNERGY RENEWABLES, LLC

A Nevada Limited Liability Company

OPERATING AGREEMENT

Dated as of October 1, 2021

35

SUNERGY RENEWABLES, LLC

OPERATING AGREEMENT

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1

ARTICLE 2. FORMATION OF LIMITED LIABILITY COMPANY		7

2.01	CREATION; CONFLICT WITH ACT	7
2.02	COMPANY NAME	7
2.03	AGENT FOR SERVICE OF PROCESS	7
2.04	NAMES AND ADDRESSES OF MEMBERS	7
2.05	MEMBERS	7
2.06	CHARACTER OF BUSINESS	7
2.07	PERPETUAL DURATION	8

ARTICLE 3. MEETINGS OF MEMBERS; ACTION TAKEN WITHOUT A MEETING.		8

3.01	ANNUAL MEMBER MEETINGS	8
3.02	SPECIAL MEMBER MEETINGS	8
3.03	NOTICE OF MEMBER MEETING	8
3.04	MEMBER VOTING REQUIREMENTS	9
3.05	PROXIES	9
3.06	VOTING OF UNITS	9
3.07	ACTION BY MEMBERS WITHOUT A MEETING	9

ARTICLE 4. MEMBER CONTRIBUTIONS, CAPITALIZATION, AND ADDITIONAL FINANCING		9

4.01	CONTRIBUTIONS TO CAPITAL AND OWNERSHIP OF UNITS	9
4.02	CLASSES OF UNITS	10
4.03	PROFITS INTEREST	10
4.04	ADDITIONAL FUNDING	11
4.05	CAPITAL ACCOUNTS	11
4.06	REVALUATION OF CAPITAL ACCOUNTS	12
4.07	RETURN OF CAPITAL	12
4.08	ADDITIONAL UNITS	12
4.09	PREEMPTIVE RIGHT	12
4.10	LIABILITY OF MEMBERS	12

ARTICLE 5. ALLOCATIONS, PROFITS AND LOSSES		13

5.01	ALLOCATION OF PROFITS AND LOSSES	13
5.02	SPECIAL ALLOCATIONS	13
5.03	CURATIVE ALLOCATIONS	14
5.04	LOSS LIMITATION	14
5.05	OTHER ALLOCATION RULES	15
5.06	ALLOCATIONS FOR TAX PURPOSES	15
5.07	TAX INFORMATION	16

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ARTICLE 6. DISTRIBUTIONS		16

6.01	DISTRIBUTIONS OF AVAILABLE CASH	16
6.02	GUARANTEED PAYMENT	16
6.03	DISTRIBUTIONS IN KIND	17
6.04	WITHHOLDINGS	17

ARTICLE 7. ACCOUNTING FOR THE COMPANY		17

ARTICLE 8. MANAGEMENT OF COMPANY		17

8.01	MANAGEMENT BY BOARD OF MANAGERS	17
8.02	TENURE OF MANAGERS	18
8.03	AUTHORITY OF MANAGERS	18
8.04	RESTRICTIONS ON MANAGERS	19
8.05	MANNER OF ACTING	20
8.06	BANK ACCOUNTS	21
8.07	MANAGEMENT BY MEMBERS	21
8.08	INDEMNIFICATION	21
8.09	FIDUCIARY RESPONSIBILITIES	21
8.10	COMPETING ACTIVITIES	22
8.11	COMPENSATION TO MANAGERS	22
8.12	TIME AND ATTENTION REQUIRED OF MANAGERS	22
8.13	REIMBURSEMENT OF EXPENSES	23
8.14	TAX MATTERS	23
8.15	COMPANY BOOKS	25
8.16	OFFICERS	25
8.17	QUORUM	26
8.18	ACTIONS BY WRITTEN CONSENT	26
8.19	MEETINGS OF THE BOARD OF MANAGERS	26

ARTICLE 9. TRANSFER OF UNITS		27

9.01	GENERAL RESTRICTIONS ON TRANSFER	27
9.02	PERMITTED TRANSFERS	27
9.03	REQUIREMENTS FOR TRANSFER	27
9.04	RIGHT OF FIRST REFUSAL ON TRANSFERS BY MEMBERS	28
9.05	BUY SELL PROVISIONS	29
9.06	ADDITIONAL MEMBERS	29
9.07	EFFECT OF TRANSFER	29
9.08	PROHIBITED TRANSFERS	30
9.09	CHANGE OF CONTROL IN ENTITY MEMBERS	30
9.10	REDEEMING UNITS	31
9.11	ENCUMBRANCES	31

ARTICLE 10. DISSOLUTION, WINDING UP AND CANCELLATION		31

10.01	EVENTS CAUSING DISSOLUTION	31
10.02	METHOD OF WINDING UP AND CANCELLATION	32
10.03	CERTIFICATE OF DISSOLUTION	33

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ARTICLE 11. CONFIDENTIALITY		33

ARTICLE 12. MISCELLANEOUS		33

12.01	MERGER; INTEREST EXCHANGE; CONVERSION; CHANGE OF JURISDICTION	33
12.02	INVESTMENT REPRESENTATIONS	33
12.03	NOTICES	34
12.04	ENTIRE AGREEMENT, AMENDMENTS	34
12.05	RIGHTS OF CREDITORS AND THIRD PARTIES UNDER THIS AGREEMENT	35
12.06	INTERPRETATION	35
12.07	EXECUTION OF FURTHER INSTRUMENTS	36
12.08	AGREEMENT TO BE BINDING	36
12.09	TAX CONSEQUENCES	36
12.10	REPRESENTATIONS AND WARRANTIES	36
12.11	LEGAL REPRESENTATION	36
12.12	SELF-DEALING	37
12.13	SEVERABILITY	37
12.14	WAIVER OF RIGHTS	37
12.15	ATTORNEYS’ FEES	37
12.16	GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL	37
12.17	MEDIATION OF DISPUTES	38
12.18	LACK OF FORMALITIES	38
12.19	COUNTERPART SIGNATURES	38

iii

OPERATING AGREEMENT

OF

SUNERGY RENEWABLES, LLC

This Operating Agreement of Sunergy Renewables, LLC, a limited liability company organized under the laws of the State of Nevada (the “Company”), is made and entered into effective as of October 1, 2021, by and among those Persons listed as “Members” on Exhibit A hereto, as may be updated from time to time in accordance with relevant provisions of this Agreement, which Persons constitute all of the Members of the Company.

ARTICLE 1. DEFINITIONS

Certain terms used in this Agreement shall have special meanings as designated in this Article:

1.01 “Act” means the Nevada Limited Liability Company Act, Chapter 86, Nevada Revised Statutes, and any successor statute, as amended from time to time.

1.02 “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (a) credit to such Capital Account of amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(l) and 1.704-2(i)(5); and (b) debit to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704- 1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.03 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Person. The term “control” as used in the immediately preceding sentence means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract, or otherwise.

1.04 “Agreement” or “Operating Agreement” means this Operating Agreement as it may be modified or amended from time to time in accordance with Section 12.04 hereof.

1.05 “Articles” the Company’s Articles of Organization as filed with the Secretary to organize the Company as a limited liability company, including any amendments and restatements thereof.

1.06 “Available Cash” means the gross cash proceeds from Company operations (including but not limited to refinancings, sales, and dispositions of property) less the portion thereof used to pay or establish reserves for all Company expenses, guaranteed payments, debt payments, capital improvements, replacements and contingencies, all as determined by the Board of Managers. Available Cash shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of cash reserves previously established.

1.07 “Board of Managers” means the Manager(s) of the Company acting together as the governing board of the Company pursuant to the terms of this Agreement.

1.08 “Book Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Book Value of any asset other than cash contributed by a Member to the Company will be the gross fair market value of such asset, as agreed to by the contributing Member and the Board of Managers;

(b) the Book Value of all Company assets will be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (i) the contribution of more than a de minimis amount of money or other property to the Company by a new or an existing Member as consideration for Units; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for Units; (iii) the issuance of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company; (iv) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; and (v) the grant of Profits Interest Units in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member; provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) of this sentence will be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Book Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Book Values shall not be adjusted pursuant to this paragraph (c) to the extent that the Board of Managers reasonably determines that an adjustment pursuant to paragraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (c);

(d) the Book Value of any Company asset distributed to any Member will be the gross fair market value of such asset on the date of distribution, as determined by the Board of Managers; and

(e) if the Book Value of an asset has been determined or adjusted pursuant to paragraph (a), (b) or (c) above, such Book Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses (and not by the depreciation, amortization or other cost recovery deductions allowable with respect to that asset for federal income tax purposes) to be contributed to the Company, the value on the books of the owner of the assets prior to contribution to the Company, and with respect to any Company assets, the Company’s adjusted basis for federal income tax purposes adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704- 1(b)(2)(iv)(d)-(g).

1.09 “Capital Account” shall refer to a Member’s equity in the Company as described and adjusted in Section 4.05 and the other applicable provisions of this Agreement.

1.10 “Capital Contribution” means the cash or property, other than services, contributed to the Company in return for Units.

1.11 “Capital Unit” means any Unit that would give the holder thereof a share of the proceeds if the Company’s assets were sold at fair market value (determined as of the date on which such Unit is received) and then the proceeds were distributed in a complete liquidation of the Company. Capital Units are comprised of Common Units (as defined below) only.

1.12 “Code” means the Internal Revenue Code of 1986, as amended, including any applicable Treasury Regulations promulgated thereunder.

1.13 “Company Minimum Gain” means “partnership minimum gain” (as that term is defined in Section 1.704-2(b)(2) of the Treasury Regulations) with respect to the Company.

1.14 “Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year; provided, however, that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation will be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction with respect to such asset for such fiscal year bears to such beginning adjusted tax basis; and, provided further, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year is zero, Depreciation will be determined with reference to such beginning Book Value using any reasonable method selected by the Board of Managers.

1.15 “IRS” means the Internal Revenue Service of the United States.

1.16 “Liquidation Event” means:

(a) a consolidation, merger, or equity exchange involving the Company (other than a consolidation, merger or equity exchange in which the holders of Units of the Company immediately before the transaction in question own, immediately after the transaction in question, voting securities of the surviving or acquiring Person, or a parent party of such surviving or acquiring Person, more than 50% of the voting power of such Person); or

(b) a sale, lease, abandonment, transfer, license or other disposition, in one or a series of transactions, of all or substantially all of the assets of the Company.

1.17 “Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

1.18 “Majority Vote” means, in the case of a vote or consent by the Members, the vote or consent of Members holding more than 50% of the Units entitled to vote upon or consent to such matter. In the case of a vote or consent by the Board of Managers, the term “Majority Vote” shall mean the vote or consent of a majority of the Managers, each Manager being entitled to one vote.

1.19 “Manager” means a Person, whether or not a Member, who is named as an initial manager of the Company in Section 8.01 or hereafter is appointed as an additional or successor Manager in accordance with the terms of this Agreement.

1.20 “Member” means each Person identified on Exhibit A as a “Member,” as such may be updated from time to time, and any Person who is subsequently admitted as an additional or substitute Member of the Company pursuant to the terms of this Agreement. Notwithstanding the foregoing, the term “Member” shall not include any Person who has dissociated as a member of the Company, which Person, except to the extent required by mandatory provisions of the Act, shall have the status of a Transferee.

1.21 “Member Minimum Gain” means “partner nonrecourse debt minimum gain” (as that term is defined in Section 1.704-2(i)(2) of the Treasury Regulations) with respect to the Company.

1.22 “Member Nonrecourse Debt” means “partner nonrecourse debt” (as that term is defined in Section 1.704-2(b)(4) of the Treasury Regulations) with respect to the Company.

1.23 “Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” (as that term is defined in Section 1.704-2(i)(2) of the Treasury Regulations) with respect to the Company.

1.24 “Member Nonrecourse Deductions” means “partner nonrecourse deductions” (as that term is defined in Section 1.704-2(i)(2) of the Treasury Regulations) with respect to the Company.

1.25 “Nonrecourse Deductions” shall have the meaning given in Section 1.704-2(b)(1) of the Treasury Regulations.

1.26 “Permitted Transfer” means a Transfer (a) by a partnership to its partners or former partners in accordance with partnership interests, (b) by a limited liability company to its members or former members in accordance with their interest in the limited liability company, (c) by a corporation or other entity to its equity holders in accordance with such equity interests, (d) by a Member to the Member’s spouse (other than in the event of a divorce, which shall not constitute a Permitted Transfer), parent, sibling, lineal descendant, a spouse of a lineal descendant, or to one or more trusts, corporations, partnerships, or limited liability companies for the exclusive benefit of such Member or those members of such Member’s family specified in this clause, (e) by a Member to the Member’s estate or testamentary trust, or (f) by a trust to a beneficiary of such trust.

1.27 “Person” means any individual, association, cooperative, corporation, trust, partnership, joint venture, limited liability company, or other legal entity.

1.28 “Profits” and “Losses” refer, for each fiscal year, to an amount equal to the Company’s taxable income or loss (as the case may be) for such fiscal year, determined in accordance with the principles of Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments, it being the intention not to duplicate any item of income or loss:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be taken into account in computing such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations) and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be taken into account in computing such taxable income or loss;

(c) in the event the Book Value of any Company asset is adjusted in accordance with paragraph (b) or (d) of the definition of “Book Value” above, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset in computing Profits or Losses;

(d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Book Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such fiscal year;

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account in computing Profits and Losses; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to this Agreement will not be taken into account in computing Profits and Losses.

The amounts of the items of Company income, gain, loss, deduction or expense available to be specially allocated hereunder shall be determined by applying rules analogous to those set forth in paragraphs (a) through (f) of this definition of Profits and Losses.

1.29 “Profits Interest” represents an interest in Company Profits and Losses from operations, distributions from operations and an interest in future appreciation or depreciation in Company asset values but which does not represent an interest in any existing capital of the Company (as described in Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191).

1.30 “Profits Interest Unit” means, as of any date of determination of the number of outstanding Profits Interest Units, that portion of an outstanding Profits Interest that entitles the holder thereof to receive distributions from the Company equal to the distributions to which the holder of one Unit is then entitled to receive pursuant to this Agreement.

1.31 “Quorum” means, with respect to a meeting of the Board of Managers, a majority of the Managers and, with respect to a meeting of the Members, Members who collectively hold a majority of the Units entitled to vote.

1.32 “Secretary” means the Secretary of State of Nevada.

1.33 “Super-Majority Vote” means, in the case of a vote or consent of the Board of Managers, (a) the vote of all of the Managers present at a meeting of the Board of Managers at which a Quorum exists, each Manager having one vote, or (b) the written consent setting forth the action taken executed by all of the Managers. In the case of a vote or consent of the Members, the term “Super-Majority Vote” shall mean (i) the vote of Members collectively holding seventy-five percent (75%) or more of the Units entitled to vote upon the applicable matter and represented at a meeting of the Members at which a Quorum exists, or (ii) the written consent setting forth the action taken executed by Members collectively holding seventy-five percent (75%) or more of the Units entitled to vote upon such matter.

1.34 “Transfer” and its derivatives mean any gift, sale, assignment, conveyance, transfer, exchange, pledge or grant of a security interest in or other creation of a lien on or other disposition, voluntarily or involuntarily, directly or indirectly, of a Unit; provided that the term “Transfer” shall not include a redemption of all or any portion of a Member’s Units by the Company.

1.35 “Transferee” means a Person who dissociates as a Member or acquires a Unit by Transfer from a Member or another Transferee and is not admitted as a Member in accordance with this Agreement. Notwithstanding anything herein to the contrary, (a) Transferees and the Units held by Transferees shall be subject to all of the obligations and restrictions set forth in this Agreement applicable to Members and the Units held by Members, (b) Units held by a Transferee shall not have any voting rights, and (c) a Transferee shall not have any of the rights of a Member set forth herein, other than the right to receive distributions made with respect to the Units held by such Transferee.

1.36 “Treasury Regulations” shall refer to the income tax regulations promulgated under the Internal Revenue Code and in effect as of the date hereof, as modified and supplemented or superseded after the date hereof. Where a specific Treasury Regulation is referenced, the reference shall be deemed to extend to any successor regulation of similar scope, whether or not denominated by the same section number or heading.

1.37 “Units” or “Unit” means Common Units and Profits Interest Units of the Company acquired by each Member in return for their respective contributions to the Company, including all benefits and obligations to which the holder of such Units may be entitled or subject (as the case may be) under this Agreement. At all times under this Agreement, each Unit will represent a percentage interest in the profits and losses of the Company which is equal to the number “one” divided by the number of Units which are issued and outstanding at that time. Additional Units may be created and issued pursuant to Section 4.08. The allocation of the Units reflected in the Company’s records from time to time is presumed to be correct for all purposes of this Agreement and the Act.

ARTICLE 2. FORMATION OF LIMITED LIABILITY COMPANY

2.01 Creation; Conflict with Act. The Company has been formed by the filing of the Articles with the Secretary pursuant to the Act. All parties hereto acknowledge and agree that freedom of contract is a paramount principle for the Company and this Agreement, and that this Agreement is intended to provide for the regulation and management of the affairs of the Company. Except for the provisions of the Act that specifically may not be modified by the agreement of the Members, to the extent of any contradiction between the provisions of this Agreement and the Act or the variation of the general terms of the Act by this Agreement, the provisions of this Agreement shall govern and control, and each Member hereby consents to such contradiction or variation. Any conflict between the Articles and this Agreement shall be controlled by this Agreement.

2.02 Company Name. The name of the limited liability company governed by this Agreement is Sunergy Renewables, LLC, and the business of the Company shall be conducted under that name in the State of Nevada and under such name or variations thereof, as the Board of Managers deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may elect to do business.

2.03 Agent for Service of Process. The Company’s initial agent for acceptance of service of process shall be the registered agent named in the Articles. The Board of Managers may from time to time designate another agent for acceptance of service of process and amend the Articles or file a statement of change with the Secretary to reflect such change.

2.04 Names and Addresses of Members. The full names and business addresses of the Members are set forth on Exhibit A.

2.05 Members. The Members identified herein shall constitute all of the members in the Company, and additional Members shall not be admitted to the Company except as expressly provided for herein. The Members shall not Transfer their Units in the Company except as provided in ARTICLE 9 of this Agreement.

2.06 Character of Business. The Company may engage in any lawful business activity permitted under the laws of the State of Nevada. For all purposes of this Agreement and the Act, all actions within such scope of activity that are authorized or ratified by the Board of Managers on behalf of the Company or by the Majority Vote of the Members shall be deemed to be within the ordinary course of the Company’s business, and no further vote, consent, ratification, or approval of the Board of Managers or the Members shall be required under the Act or any other provision of the Act with respect to such actions.

2.07 Perpetual Duration. The period of the Company’s duration shall be perpetual; provided, however, that the Company may be dissolved in accordance with the provisions of ARTICLE 10 of this Agreement.

ARTICLE 3. MEETINGS OF MEMBERS; ACTION TAKEN WITHOUT A MEETING

3.01 Annual Member Meetings. No annual meeting of the Members shall be required. However, the Board of Managers may, in its discretion, schedule an annual meeting of the Members each year on the date, at the time, and at the place, fixed by the Board of Managers. The business conducted at each annual meeting shall include the election of one or more Managers to fill any then-existing vacancy(ies) on the Board of Managers and such other business as may come before the meeting.

3.02 Special Member Meetings. Special meetings of the Members may be called for any purposes described in the notice of the meeting, by the Board of Managers or the holder(s) of not less than one-half of all outstanding Units entitled to vote at the meeting.

3.03 Notice of Member Meeting.

(a) Required Notice. Written notice stating the place, day, and hour of any annual or special Member meeting shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the person or group calling the meeting, to each Member entitled to vote at such meeting. Notice shall be deemed to be effective when mailed.

(b) Adjourned Meeting. If any Member meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, or place, if the new date, time, or place is announced at the meeting before adjournment.

(c) Contents of Notice. Notice of any special meeting of the Members shall include a description of the purpose or purposes for which the meeting is called. Notice of an annual meeting of the Members need not include a description of the purpose or purposes for which the meeting is called.

(d) Waiver of Notice of Meeting. Any Member may waive notice of a meeting by a writing signed by the Member which is delivered to the Company (either before or after the date and time stated in the notice as the date or time when any action will occur or has occurred) for inclusion in the minutes or filing with the Company’s records. A Member’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

3.04 Member Voting Requirements.

(a) Approval of Actions. If a Quorum exists, action on a matter (other than the election of Managers) is approved if the votes favoring the action exceed the votes opposing the action, unless the Act, the Articles, or this Agreement requires a greater number of affirmative votes.

(b) Effect of Representation. Once a Unit is represented for any purpose at a meeting, including but not limited to the purpose of determining that a Quorum exists, it is deemed present for Quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting.

3.05 Proxies. At all meetings of the Members, a Member may vote the Units the Member is entitled to vote in person or by a proxy executed in any lawful manner. Such proxy shall be filed with the Company before or at the time of the meeting. Each proxy shall be valid for eleven months from the date of its execution unless a longer or shorter period is provided in the proxy.

3.06 Voting of Units. Unless otherwise provided in the Articles or this Agreement, each outstanding Common Unit shall be entitled to one vote, and each fractional Common Unit shall be entitled to a corresponding fractional vote, upon each matter submitted to a vote at a meeting of Members. Units held by Transferees and Profits Interest Units are not entitled to vote on any matter.

3.07 Action by Members without a Meeting. Any action which may be taken at any annual or special meeting of Members may be taken without a meeting and without prior notice if one or more consents in writing, setting forth the action so taken, are signed by the holders of outstanding Units having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all Units entitled to vote thereon were present and voted. Action taken under this Section 3.07 has the same effect as action taken at a meeting of Members and may be so described in any document.

ARTICLE 4. MEMBER CONTRIBUTIONS, CAPITALIZATION, AND ADDITIONAL FINANCING

4.01 Contributions to Capital and Ownership of Units. The Members have contributed or shall contribute to the Company the property or other consideration described in the books and records of the Company. In consideration for each Member’s contributions to the Company, each Member shall receive the number and class of Units in the Company reflected on Exhibit A. Except as set forth herein, no interest income shall be paid to the Members on their contributions to the Company or on any subsequent contributions made by the Members. No withdrawals of the Company capital, other than Distributions under Section 6.01, will be permitted except with the Super-Majority Vote of the Board of Managers. If a Member fails to timely provide a required Capital Contribution, the Company may take such action as it deems necessary, including instituting a court proceeding or other legal action to obtain payment or specific performance or exercising any other right or remedy available at law or equity. Notwithstanding the foregoing, no Member shall be obligated to make any capital contributions to the Company, other than those set forth in this Section 4.01, except as the Company and such Member may agree in writing. Each Member understands that the value of the consideration for the various Units issued to the Members varies based upon when the consideration was or will be paid, whether on-going services and consultation are contemplated or required, contributions to the Company’s capital versus loans made to the Company, and other intangible factors. Notwithstanding such disparity in the value of the consideration received for the various Units, the Members consent to the consideration received for each Unit issued by the Company as reflected herein and acknowledge and agree that such consideration is fair and adequate in all respects

4.02 Classes of Units. There shall be two (2) classes of Units, designated as Common Units (the “Common Units”) and Profits Interest Units, which shall have the respective voting and economic rights set forth in this Agreement.

4.03 Profits Interest.

(b) Profits Interest Units. This Section 4.03 shall constitute a written compensation plan and agreement within the meaning of Rule 701 under the Securities Act of 1933, as amended (the “1933 Act”), and under Nevada law pursuant to which Profits Interests may be issued as determined by the Managers, for zero consideration in order to align the interests of the holders of Profits Interest Units with the interests of the other Members and to provide an additional incentive for the holders of Profits Interest Units to build value for the Company and achieve its business goals. The provisions of this Section 4.03 shall apply to any issuance of Profits Interest Units, as determined by the Managers, in accordance with the terms of this Agreement. A holder of a Profits Interest Unit is a Member for all purposes of this Agreement.

(c) Profits Interest Grant Agreement. The Profits Interest Units shall be issued pursuant to a profits interest grant agreement in substantially the form attached hereto as Exhibit B (with such modifications as the Managers may determine, the “Profits Interest Grant Agreement”). Each Member who receives a Profits Interest Unit is willing to subject each such Profits Interest Unit to the terms and conditions of the Profits Interest Grant Agreement.

(d) Capital Account. It is intended that the Profits Interest Units will participate in distributions pari passu with the Capital Units (based on the order of priority set forth in Section 6.01 below); provided, however, that each holder of a Profits Interest Unit will have an initial zero balance in its Capital Account as of the date of grant (the “Grant Date”) with respect to such interest in the Company. Because each holder of Profits Interest Units has a zero balance in his Capital Account as of the Grant Date, each holder of Profits Interest Units would not be entitled to a share of the proceeds if the Company assets were sold at fair market value as of the Grant Date or any date before the Grant Date and the proceeds were distributed in a complete liquidation of the Company. The number of Profits Interest Units granted to a holder shall be set forth on Exhibit A, which may be amended by the Managers from time to time without any additional consent of the Members.

(e) Tax Liability. With respect to each holder of Profits Interest Units, the Company will treat each such holder of Profits Interest Units as the owner of all of the Profits Interest Units granted to such holder from each applicable Grant Date for all federal income tax purposes and such holder will take into account his distributive share of the Company’s items of income, gain, loss, deduction, and credit associated with such interest in computing such holder’s federal income tax liability for the entire period during which the holder has Profits Interest Units.

(f) Reliance upon Tax Counsel. Each holder of Profits Interest Units represents that such holder has relied upon advice from his own independent tax counsel in connection with the federal, state and other tax consequences to such holder of Profits Interest Units arising from such holder’s receipt and ownership of Profits Interest Units in the Company.

4.04 Additional Funding. Subject to any limitations set forth in this Agreement, before or after the expenditure or commitment of Company capital, the Board of Managers may obtain or provide additional financing for Company activities by any legal method which it believes to be appropriate under the circumstances, including but not limited to creating and/or issuing additional Units (pursuant to the terms of Section 4.08 below) or borrowing funds for the Company or loaning funds to the Company.

4.05 Capital Accounts. An individual Capital Account shall be maintained for each Member.

(a) The Capital Account of each Member will be maintained in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations and the following provisions:

(i) to such Member’s Capital Account there will be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and items of income or gain specially allocated hereunder, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

(ii) to such Member’s Capital Account there will be debited the amount of cash and the Book Value of any other property of the Company distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and items of loss, expense and deduction specially allocated hereunder, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

(iii) in determining the amount of any liability for purposes of this subsection (a), there will be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations and shall be interpreted and applied in a manner consistent therewith. In the event that the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Treasury Regulations, the Board of Managers may make such modification. The Board of Managers shall also make (A) any adjustments that are necessary or appropriate, in connection with the forfeiture of Units or otherwise, to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the

Treasury Regulations, and (B) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations.

(b) Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member, the Capital Account of the Member will be determined after giving effect to all transactions concluded during the then current taxable period and prior to the time as of which such determination is made, and to all allocations of Profits, Losses, and other items of income, gain, loss, and deduction and to all distributions theretofore made for such taxable period under ARTICLE 5.

4.06 Revaluation of Capital Accounts. If the Book Values of the Company’s assets are adjusted pursuant to Section 1.08(b), then the Capital Accounts of the Members shall also be adjusted, consistent with applicable Treasury Regulations, to reflect the fair market value of the Company property on the date of adjustment.

4.07 Return of Capital. There is no guarantee of the distribution of any particular amount of cash to Members at any particular times. Each Member shall look solely to Company assets for the return of such Member’s contributions to Company capital, and if Company assets are insufficient to return such contributions, such Member shall have no recourse against any other Member for that purpose. There is no right given the Members to receive upon liquidation of the Company any property other than cash in return for its contributions. The provisions of ARTICLE 10 shall govern the procedure and computation of amounts available for distribution upon dissolution of the Company. The Company does not in any way guarantee the return of the Members’ capital contributions or the realization of a profit from their investment in the Company.

4.08 Additional Units. Subject to any limitations set forth in this Agreement, the Board of Managers may from time to time cause the Company to create new classes of Units and issue such Units or issue additional Units from existing classes of Units to existing Members or new Members and make any reasonable or necessary conforming amendments to this Agreement to reflect the issuance of such additional Units. Any such issuance shall not be deemed a Transfer of Units hereunder.

4.09 Preemptive Right. The Members shall have the right to purchase any additional Units issued by the Company on a pro rata basis on terms and conditions to be determined by the Managers from time to time as the Company needs additional capital (the “Preemptive Right”); provided, however, that in the event a Member fails to purchase its pro rata share of additional Units in accordance with its Preemptive Right, then such Member shall lose its Preemptive Right with respect to subsequent additional issuances of Units.

4.10 Liability of Members. No Member shall be personally liable for any of the Losses of the Company beyond such Member’s capital interest in the Company. Furthermore, except as otherwise agreed to by such Member in writing, no Member shall be required to contribute assets to the Company in an amount sufficient to eliminate any Adjusted Capital Account Deficit. Additionally, no Member will be obligated personally for any debt, obligation, or liability of the Company or any other Member, whether arising in contract, tort, or otherwise, solely by reason of being a Member.

ARTICLE 5. ALLOCATIONS, PROFITS AND LOSSES

5.01 Allocation of Profits and Losses. After giving effect to the special allocations set forth in Section 5.02 and Section 5.03 hereof, Profits and Losses for each fiscal year shall be allocated as follows:

(a) Profits shall be allocated (i) first, to each Member in an amount up to, but not exceeding, the aggregate amount of Losses previously allocated to that Member as a result of the limitation applicable to other Members in Section 5.04 (such allocation to be made in proportion to the remaining specially allocated Losses not previously offset by an allocation under this clause (i)); and (ii) second, among the Members in proportion to the number of Units each Member holds over the total Units of the Company issued and outstanding.

(b) Subject to the limitation contained in Section 5.04, Losses shall be allocated between/among the Members in proportion to the number of Units each Member holds over the total Units issued and outstanding.

5.02 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Company fiscal year, then each Member shall be allocated items of Company income and gain for such fiscal year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g)(2) of the Treasury Regulations. This Section 5.02(a) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with the provisions of Section 1.704-2(i)(3) of the Treasury Regulations. This Section 5.02(b) is intended to comply with the “partner nonrecourse debt minimum gain chargeback” requirement of Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of income and gain shall be allocated to all such Members (in proportion to the amounts of the deficits, if any, in their respective adjusted Capital Accounts) in an amount and manner sufficient to eliminate such deficits as quickly as possible. It is intended that this Section 5.02(c) qualify and be construed as a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(d) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year (not including any Member Nonrecourse Deductions), within the meaning of Section 1.704-2(b)(1) of the Treasury Regulations, shall be allocated to the Members in proportion to the number of Units held by each of them. Any Member Nonrecourse Deductions for any fiscal year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704- 2(i) of the Treasury Regulations. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Section 1.752- 3(a)(3) of the Treasury Regulations, the Members’ interests in Company Profits shall be in proportion to the number of Units held by each of them.

(e) Section 754 Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 743(b) of the Code or Section 734(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) of the Treasury Regulations or, in the case of a distribution to a Member in complete liquidation of such Member’s Units, Section 1.704- 1(b)(2)(iv)(m)(4) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Section 1.704-1(b)(2)(iv)(m)(2) of the Treasury Regulations applies, or to the Members to which such distribution was made in the event that Section 1.704- 1(b)(2)(iv)(m)(4) of the Treasury Regulations applies.

5.03 Curative Allocations. The allocations set forth in Sections 5.02(a)-(e) and Section 5.04 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction. Therefore, the Board of Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5.01.

5.04 Loss Limitation. If the allocation of Losses to a Member as provided in Section 5.01 would create or increase a Member’s Adjusted Capital Account Deficit, there shall be allocated to that Member only that amount of Losses as would not create or increase such a deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in proportion to the number of Units held by each of them, subject to the limitations of this Section 5.04.

5.05 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items will be determined on a daily, monthly or other basis (but no less frequently than once annually), as determined by the Board of Managers using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder; provided that Profits, Losses, and such other items will be allocated at such times as the Book Values of the Company are adjusted pursuant to Section 1.08(b).

(b) The Members are aware of the income tax consequences of the allocations made by this ARTICLE 5 and hereby agree to be bound by the provisions of this ARTICLE 5 in reporting their shares of Company income and loss for income tax purposes.

(c) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and credit and any other allocations not otherwise provided for will be allocated among the Members in the same manner as is applicable to Profits and Losses for the fiscal year in question.

5.06 Allocations for Tax Purposes.

(a) General Rule. Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.01.

(b) Section 704(c) Allocations. Notwithstanding any provision of this Agreement to the contrary, in accordance with Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(1)(vi), income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property and its initial Book Value. Similar principles shall apply with respect to property held by the Company at the time other property, cash, or services are contributed to the Company, in order to properly account for unrealized gain or loss with respect to such property. The Board of Managers shall choose any reasonable method under Treasury Regulation Section 1.704-3 for making allocations pursuant to Section704(c) of the Code.

(c) Effect of 754 Election. All items of income, gain, expense, loss and deduction recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof will be determined without regard to any election under Section 754 of the Code which may be made by the Company, provided, however, that such allocations, once made, will be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(d) Allocation of Tax Credits. Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board of Managers taking into account the principles of Section 1.704-1(b)(4)(ii) of the Treasury Regulations.

(e) Allocation of Recapture Items. In the event that the Company has taxable income in any fiscal year that is characterized as ordinary income under the recapture provisions of the Code and Treasury Regulations thereunder, each Member’s distributive share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Member’s share of prior cumulative depreciation deductions with respect to the assets which gave rise to the recapture income.

(f) Allocations Solely for Tax Purposes. Allocations pursuant to this Section 5.06 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other Company items pursuant to any provision of this Agreement.

5.07 Tax Information. On or before the 90th day following the end of each fiscal year of the Company’s existence, the Company shall cause each Member to be furnished with a federal (and state, where applicable) income tax reporting Schedule K-1 or its equivalent and any other information required for federal and state income tax reporting purposes with respect to the Company.

ARTICLE 6. DISTRIBUTIONS

6.01 Distributions of Available Cash. Available Cash shall be distributed as and when determined by the Board of Managers. All Available Cash that is distributed to the Members shall be distributed in the following order:

(a) First, unless such distribution is waived by the Super-Majority Vote of the Members, on or before the first day of April of each year, to the extent the Company holds funds legally available therefor, the Board of Managers shall cause the Company to distribute to each Member an amount equal to the product of the highest combined federal and state marginal tax rate applicable to any Member, as reasonably determined by the Board of Managers, multiplied by the Company’s net taxable income (determined in accordance with the Code) that was allocated to such Member for the year immediately prior to the year of distribution, less any distributions (other than a distribution required under this Section 6.01(a)) that were made to such Member in the prior year. In the event that the Company has insufficient funds to make the distributions contemplated by this Section 6.01(a) in full, such distributions shall be made in proportion to the amounts that would be distributed pursuant to this section assuming the Company had sufficient funds to make such distributions in full, and any such shortfall in such distributions shall be made as soon as Company funds are available to make such distributions.

(b) Second, any Available Cash not distributed pursuant to Section 6.01(a) above shall be distributed to the Members, when and as determined by the Board of Managers, in proportion to the Members’ respective ownership of Units in the Company as of the date of the distribution.

6.02 Guaranteed Payment. The Members acknowledge and agree that, prior to any distribution of Available Cash being made to the Members, certain Members who are also officers of the Company may be entitled to receive monthly payments in an amount designated by the Board of Managers, payable on or before the date designated by the Board of Managers. Such distributions shall be characterized and reported for all purposes by the Company and by the recipient Member as guaranteed payments described in Section 707(c) of the Code.

6.03 Distributions in Kind. The Company, at the discretion of the Board of Managers, may make distributions in kind. If the Board of Managers determines to make distributions in kind, all Members must accept distributions in kind as tenants in common in proportion to their respective ownership of Units in the Company as of the date of the distribution.

6.04 Withholdings. The Company is authorized to withhold from payments or distributions to any Member, or with respect to any allocation made with respect to any Member, and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local tax law. All amounts withheld pursuant to this Section 6.04 with respect to any payment, distribution or allocation to a Member shall be treated as amounts paid or distributed to such Member for all purposes of this Agreement and the Act.

ARTICLE 7. ACCOUNTING FOR THE COMPANY

The Profits and Losses of the Company shall, unless otherwise required under the Code or a different method of accounting is determined to be more appropriate for the Company’s business by the Board of Managers, be determined on a cash basis and shall include gains or losses from the sale of Company assets. The Company also shall, unless otherwise required under the Code or a different method of accounting is determined to be more appropriate for the Company’s business by the Board of Managers, report for income tax purposes on a cash basis. The fiscal year of the Company, for both accounting and tax reporting purposes, shall be the calendar year.

ARTICLE 8. MANAGEMENT OF COMPANY

8.01 Management by Board of Managers. Management of the Company shall be vested in the Managers as the members of the Board of Managers. Unless and until modified by the Members as set forth herein, the number of Managers to serve on the Board of Managers shall initially be four (4), as follows: (i) JKae Holdings, LLC, a Utah limited liability company (“Sun First Member 1”), Clarke Capital, LLC, a Utah limited liability company (“Sun First Member 2”), and White Horse Energy, LC, a Utah limited liability company (“Sun First Member 3,” and together with Sun First Member 1 and Sun First Member 2, the “Sun First Members”) shall collectively be entitled to appoint two (2) Managers (the “Sun First Managers”), who shall initially be Kalen Larsen and Brandon Bridgewater; (ii) Anton Hruby, an individual (“Sunergy Member 1”), and Gianluca Guy, an individual (“Sunergy Member 2,” and together with Sunergy Member 1, the “Sunergy Members”) shall collectively be entitled to appoint two (2) Managers (the “Sunergy Managers”), who shall initially be Anton Hruby and Gianluca Guy. All decisions made by the Board of Managers shall be by Majority Vote. In the case only of deadlock amongst the four (4) Managers, the Members hereby elect Tim Bridgewater to serve as the “Conflict Resolution Decision Maker.” The Conflict Resolution Decision Maker shall break any deadlock in an impartial manner and in good faith, and shall make all decisions in the best interests of the Company, and not in the best interests of any of the individual Managers or Members (the “Standard”). The final decision of the Conflict Resolution Decision Maker shall be binding on the Company, Managers and Members so long as his/her/its decisions are made in compliance with the Standard. In the event the Conflict Resolution Decision Maker is unable to perform his/her/its duties for any reason or if the Members desire to remove the Conflict Decision Maker for any or no reason, his/her/its successor shall be selected by the Super-Majority Vote of the Members. The number of Managers to serve on the Board of Managers may be increased or decreased by a Super- Majority Vote of the Members. A Manager need not also be a Member. A Sun First Manager or Sunergy Manager may only be removed for Cause (as defined in Exhibit C). In the event a Manager is removed, resigns, or otherwise ceases to serve as a Manager for any reason, a replacement Manager shall be appointed by the Member(s) having the right to appoint such Manager, or if no Member(s) has the right to appoint such Manager, the Super-Majority Vote of the Members. Notwithstanding anything contained herein to the contrary, the use of the phrase “Board of Managers” or the term “Managers” in the plural form shall not create any obligation to have more than a single Manager at any time to manage the Company unless and until the Members act to increase the number of Managers to serve on the Board of Managers. In the event that all Managers of the Company have been removed from office or have otherwise ceased to be a Manager as provided in this ARTICLE 8, the business of the Company shall be under the exclusive management of the Members, as provided in Section 8.07, until the Members appoint at least one successor Manager. For purposes of clarification, to the extent that any seat on the Board of Managers is vacant at any time, such vacant seat shall not be counted as part of the total number of Managers for purposes of determining whether a Majority Vote or Super-Majority Vote has been achieved or whether a Quorum exists at such time.

8.02 Tenure of Managers. Each Manager shall serve for an indefinite period, except that: (a) a Manager may resign at any time by giving written notice to the Members at least 15 days prior to the effective date of the resignation; (b) a Manager who is a natural person shall cease to be a Manager upon his or her death or at such time as he or she is adjudicated incompetent; (c) a Manager who is a legal entity other than a natural person shall cease to be a Manager upon its dissolution or upon a change in the controlling ownership of such Person; (d) a Manager shall cease to be a Manager at such time as the Manager files, or fails to successfully contest, a petition seeking liquidation, reorganization, arrangement, readjustment, protection, relief, or composition in any state or federal bankruptcy, insolvency, reorganization, or receivership proceeding; (e) a Manager may be removed by the Members as provided in Section 8.01; and (f) if a court of competent jurisdiction removes a Manager for cause, such Manager shall cease to be a Manager upon the date of such order.

8.03 Authority of Managers. Except such powers as are by statute or by this Agreement expressly vested solely in the Members, and subject to the purpose of the Company as stated herein, the Board of Managers shall have full power, authority, and discretion to manage and direct the Company’s business, affairs, and properties, and may exercise all the powers of the Company whether derived from law, the Articles, or this Agreement, but subject to Section 8.04 below, and shall have the right, power and authority to do on behalf of the Company all things which are necessary or desirable to carry out the business of the Company, and no Member (in his capacity as a Member) shall have any of such powers or authority. Without limiting the generality of the foregoing or removing the restrictions set forth in Section 8.04 below in any manner, the Members acknowledge and agree that the Board of Managers’ powers include, without limitation, the right, power and authority: to cause the Company to sell, exchange, or grant an option for the sale or exchange of all or any portion of the property of the Company;

to invest and reinvest any available funds; to incur all reasonable expenditures; to employ and dismiss from employment any and all employees, agents, independent contractors, attorneys, and accountants; to lease all or any portion of any property for any purpose and without limit as to the term thereof; to borrow money, and as security therefor, to mortgage or grant security interests in all or any part of any Company property, to prepay in whole or in part, refinance, modify, or extend any indebtedness; to do any and all of the foregoing at such price, rental or amount, for cash, securities, or other property and upon such terms as the Board of Managers deems proper; to place record title to any property in the name of the Company; to qualify the Company to do business in any state, territory, dependency, or country; to make all decisions and take all actions in connection with the management and voting of securities and other direct and indirect ownership interests in other Persons (including subsidiaries) held by the Company; except as otherwise set forth in ARTICLE 5, to make all elections available to the Company under any federal or state tax law or regulation, including without limitation any election permitted by Section 754 of the Code and the Treasury Regulations promulgated thereunder, without any required consent of the Members; to file with the Secretary, and any other governmental authority or office thereof, any statement of authority pursuant to the Act (or its successor statute) consistent with this Agreement, and to amend, restate, or cancel any such statement of authority from time to time as circumstances dictate; to adjust, compromise, settle, or refer to arbitration any claim against or in favor of the Company or any nominee, and to institute, prosecute, and defend any legal proceeding relating to the business or property of the Company, to delegate all or any portion of the powers granted hereunder to one or more agents and attorneys-in-fact; and to execute, acknowledge and deliver any and all instruments to effectuate any and all of the foregoing.

8.04 Restrictions on Managers. Notwithstanding Section 8.03 or anything else to the contrary in this Agreement, the Managers shall not, nor shall any Member, without the written consent or written ratification of the specific act by a Super-Majority Vote of the Members:

of Units.

(a) Increase or decrease the size of the Board of Managers.

(b) Authorize or create (by reclassification or otherwise) any new class or series

(c) Effectuate any merger, consolidation, or reorganization involving the Company, including any sale of all or substantially all of the Units.

(d) Effectuate any sale, transfer, disposition, licensing, or lease of all or substantially all of the Company’s assets.

(e) Do any act in contravention of law, the Articles or this Agreement.

(f) Do any act to make it impossible to carry on the ordinary business of the Company.

(g) Confess a judgment against the Company.

(h) Possess Company property in their own name or assign their rights in specific Company property for other than Company purpose.

(i) Make any amendment to the Company’s Articles, this Agreement, or related charter documents.

(j) Effectuate any sale, transfer, disposition, liquidation, licensing, or lease of any material asset of the Company (including any intellectual property of the Company) outside of the ordinary course of business.

(k) Effectuate any issuance of the Company’s Units or other securities.

(l) Incur indebtedness of the Company in excess of $10,000.00 in any single transaction wherein the Company or any Subsidiary is acquiring an asset that will secure such indebtedness or $50,000.00 in any transaction that does not involve the acquisition of an asset to secure the indebtedness, other than trade payables incurred in the ordinary course of business.

(m) Make any expenditure or series of related expenditures in excess of $5,000.00 in any single transaction or series of related transactions or incur any obligation of the Company outside of the ordinary course of business.

(n) Acquire any other business (whether its equity or its assets) or any material asset outside the ordinary course of the Company’s business.

(o) Establish, approve or authorize the creation of any employee equity incentive or option plan or increase the number of Units issuable pursuant to any such plan that has previously been approved.

(p) Issue any additional Units.

(q) Pay to any Manager any compensation whatsoever or reimburse any expenses incurred by any Manager in the operation of the Company’s business.

(r) Set the salary of any employee in excess of $3,000.00 per month.

(s) Cause the Company to enter into any new line of business.

(t) Approve the annual capital and operating budgets.

(u) Compensation of executives outside of reasonable, market-based parameters. events.

(v) Cause any Subsidiary to undertake any of the foregoing transactions or

8.05 Manner of Acting. Unless specifically provided otherwise in this Agreement, all powers conferred upon the Board of Managers may be exercised by a Majority Vote of the Board of Managers. All actions authorized by the exercise of the powers of the Board of Managers may be effectuated by the action of any Manager on behalf of the Company, unless such authority is delegated by the Board of Managers only to a specific Manager(s). At any time there is an even number of Managers comprising the Board of Managers, the Board of Managers may adopt any reasonable procedure for breaking deadlocks; however, if no such procedure is in place at the time a deadlock occurs within the Board of Managers, the decision resulting in such deadlock shall be submitted to the Members at a special meeting of Members for resolution by the Super-Majority Vote of the Members.

8.06 Bank Accounts. The Company shall maintain checking or other accounts in such bank or banks as the Board of Managers shall determine.

8.07 Management by Members. At all times when there is not at least one Person acting as a Manager, all business of the Company shall be under the exclusive management of the Members, and all actions which are to or may be taken by or on behalf of the Company, or regarding the management of the Company, by the Managers of the Company, as provided herein or under the Act, shall be taken by the Members. In such case, a Majority Vote of the Members shall be necessary for all decisions affecting the Company, unless a greater voting threshold is required by this Agreement or the Act.

8.08 Indemnification. The Company shall indemnify, defend and hold harmless any Person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit, whether by or in the right of the Company or otherwise, by reason of the fact that such Person is or was a Manager or Member, against costs and expenses, including reasonable attorneys’ fees, actually and reasonably incurred by the Person in connection with the action or suit unless the Person’s actions constitute fraud, gross negligence, willful misconduct, or knowing violation of the law, as determined by a final judgment in a competent court of law. The indemnification and advancement of costs and expenses shall not be construed to be exclusive of any other rights to which a Person seeking indemnification or advancement of costs and expenses may be entitled, and shall continue as to a Person who has ceased to be a Manager or Member and shall inure to the benefit of heirs, administrators and executors of such a Person. However, such indemnification shall not result in any liability of the Manager or Member to any third party, nor shall the Members be required to contribute capital to the Company for any indemnification payments set forth in this Section 8.08 should the assets of the Company not be sufficient to discharge such liability.

8.09 Fiduciary Responsibilities. Each Manager owes a fiduciary duty of loyalty and fiduciary duty of care to the Company and its Members as described in the Act as of the date hereof, as such duties have been modified or altered by this Agreement as explained below. To the maximum extent permitted by law, Managers shall owe no fiduciary duties to the Company or its Members other than those described in the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Agreement, and as permitted the Act, if any portion of this Agreement (including without limitation Section 8.10 and other portions of this ARTICLE 8) conflicts or is otherwise inconsistent with aspects or components of the duty of loyalty and duty of care described in the Act, this Agreement shall control to the maximum extent permitted by law, meaning that, so long as the same is not unconscionable or against public policy, such aspects or components of such duties otherwise set forth in the Act shall be deemed eliminated, limited or otherwise altered, as the case may be, consistent with or to the extent required by the terms contained in this Agreement. Furthermore, a specific act or transaction that would otherwise violate the applicable duty of loyalty may be authorized or ratified by a Super-Majority Vote of the Members after full disclosure of all material facts; if such authorization occurs, such act or transaction shall be permitted. All Managers and Members shall discharge all duties and obligations arising hereunder or the Act and exercise any rights consistently with the contractual obligations of good faith and fair dealing. No Manager shall be liable for any loss or depreciation in the value of the Company or any of its assets or business occurring by reason of error of judgment in making any sale, any investment or reinvestment, or any management, investment or business decision whatsoever, provided such loss or depreciation in value has not occurred through the actual fraud, gross negligence, or willful misconduct of such Manager or the knowing violation of law. A Manager may rely on the Company’s records maintained in good faith and on information, opinions, reports, or statements received from any Person pertaining to matters that the Manager reasonably believes to be within the Person’s expertise or competence.

8.10 Competing Activities. A Manager may participate in any noncompeting business or activity without accounting to the Company or the Members. However, no Manager may participate in any business or activity that is competitive with the Company without accounting to the Company or the Members. For the avoidance of doubt, no Manager may accept a business opportunity for the Manager’s own account or benefit, direct or indirect, that is competitive with the Company’s business, unless the Company has waived the right to accept such business opportunity. A Manager must disclose to the Company any competitive business opportunity of which the Manager becomes aware. If the Company declines to accept the opportunity (for purposes hereof, acceptance of a business opportunity requires approval of all Members or Managers other than the Manager or Member presenting the business opportunity), the Manager may pursue it for the Manager’s own account. If the Manager fails to disclose the opportunity, the Manager will account to the Company for any income the Manager derives from the opportunity and will indemnify the Company for any loss the Company incurs as a result of the failure to disclose. The Members hereby agree that the ownership, management and operating activities conducted by the Sunergy Members in relation to the Sunergy Roofing & Construction, Inc. (the “Sunergy Roofing Sub”), so long as such activities are not competitive with the Company’s business, including without limitation the sale and installation of solar- related products, are not competing activities under this Section. Notwithstanding the foregoing, for the period of the Company’s duration, the Sunergy Members will provide at least bi-annual accountings to the Company and the Members concerning the operations of the Sunergy Roofing Sub.

8.11 Compensation to Managers. Except as otherwise provided in this Agreement, no Manager shall receive compensation for such Manager’s management and supervision of the Company’s business, unless otherwise approved by the Super-Majority Vote of the Members. Any compensation and fees to a Member who is also a Manager or officer of the Company may be paid and treated as a guaranteed payment under Section 707(c) of the Code. Managers and Affiliates of Managers may serve the Company in other capacities beyond their direct role as Manager (e.g., as employees, officers, or consultants) and shall be entitled to such compensation as the Members by Super-Majority Vote deem appropriate.

8.12 Time and Attention Required of Managers. The parties understand that the Managers may have other business activities that take a substantial portion of their time and attention. Accordingly, each Manager, unless otherwise provided by a separate agreement between such Manager and the Company, is required to devote to the business of the Company only the time and attention that such Manager shall deem necessary in such Manager’s sole discretion.

8.13 Reimbursement of Expenses. The Company will reimburse a Manager for reasonable out-of-pocket expenses properly incurred while acting within the scope of the Manager’s authority or for the benefit of the Company, including expenses incurred prior to the formation of the Company (collectively “Reimbursable Expenses”). Reimbursable Expenses include, without limitation, accounting, tax, legal, and book-keeping expenses. Reimbursable Expenses shall have priority over all other distributions to Members. If Reimbursable Expenses are not reimbursed within 30 days after demand therefor, such amounts shall become debts of the Company bearing interest at the rate of 8% per annum.

8.14 Tax Matters.

(a) Kalen Larsen, or such other Person as approved by the Board of Managers, shall serve as the “partnership representative” within the meaning of Code Section 6223(a) (the “Partnership Representative”), and shall serve in such capacity until a new Partnership Representative is designated by the Board of Managers.

(i) If, in connection with an audit by the IRS, the Partnership Representative makes an election under Code Section 6226(a) to treat a “partnership adjustment” as an adjustment to be taken into account by each Member in accordance with Code Section 6226(b), each such Member shall take such adjustment into account as required under Code Section 6226(b) and shall be liable for any related interest, penalty, addition to tax, or additional amounts, whether or not such Member then owns any Units.

(ii) Any Member that fails to properly report its share of such adjustments on its tax return shall indemnify and hold harmless the Company and the other Members against any tax, interest, or penalties collected by the IRS from the Company as a result of the Member’s failure.

(b) If the Company is not required under the Code to designate a tax matters partner or Partnership Representative, the Board of Managers may from time to time designate a Person to act in lieu of a tax matters partner or Partnership Representative as applicable (the tax matters partner, Partnership Representative, or any such designated Person, shall be referred to herein as the “Tax Representative”).

(i) Unless otherwise determined by the Board of Managers, the Tax Representative shall have authority to: (A) extend the statute of limitations for assessment of tax deficiencies against the Company with respect to adjustments to the Company’s federal, state, or local tax returns; (B) represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings; (C) execute any agreements or other documents relating to, or affecting, such tax matters, including agreements or other documents that bind the Company with respect to such tax matters or otherwise affect the rights of the Company; and (D) take any other actions and execute and file any other statements and forms on behalf of the Company that may be permitted or required by the applicable provisions of the Code or Treasury Regulations, in each case in accordance with Code Section 6221, et seq., and the Treasury Regulations promulgated pursuant thereto; provided, however, that the Tax Representative shall not (X) without the approval of the Board of Managers, take any action under Section 8.14(b)(i)(A) or settle or compromise any significant matter raised by a tax authority, or (Y) take any action left to the determination of an individual Member.

(ii) The Tax Representative shall be authorized and required to represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. Each Member shall cooperate with the Tax Representative and do or refrain from doing any or all things as reasonably requested by the Tax Representative in carrying out its responsibilities hereunder. The Tax Representative shall have the sole authority to act on behalf of the Company under Subchapter C of Section 63 of the Code (relating to partnership audit proceedings), and in any tax proceedings brought by other tax authorities, and the Company and all Members shall be bound by the actions taken by the Tax Representative in such capacity.

(iii) The Tax Representative shall keep the Members reasonably informed regarding tax matters and shall provide each Member with copies of any material correspondence received from, or issued to, the IRS or any other tax authority on any material tax issues regarding the Company.

(c) If the Company incurs any liability for taxes, interest, or penalties for any taxable year:

(i) the Tax Representative may cause the Members (including any former Member) to whom such liability relates, as reasonably determined by the Tax Representative in its discretion, to pay, and each such Member hereby agrees to pay, such amount to the Company and such amount shall not be treated as a Capital Contribution for purposes of any provision herein that affects distributions to the Members;

(ii) any amount not paid by a Member (or former Member) at the time reasonably requested by the Tax Representative shall accrue interest at the rate set by the Board of Managers (not to exceed the maximum rate permitted by law), compounded quarterly, until paid, and such Member (or former Member) shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is reasonably requested by the Tax Representative, and for this purpose the fact that the Company could have paid this amount with other funds shall not be taken into account in determining such damages;

(iii) without reduction in a Member’s (or former Member’s) obligation under Section 8.14(c)(i) and Section 8.14(c)(ii), any amount paid by the Company that is attributable to a Member (or former Member), as determined by the Tax Representative in its reasonable discretion, and that is not paid by such Member pursuant to Section 8.14(c)(i) and 8.14(c)(ii) shall be treated as a distribution to such Member (or former Member); and

(iv) the obligations of each Member (or former Member) under this Section 8.14(c) shall survive the Transfer by such Member of its interest and the dissolution of the Company.

(d) The Members covenant and agree that they shall negotiate to amend this Agreement to reflect the effect of any applicable Treasury Regulations or other guidance promulgated with respect to a tax matters partner or partnership representative.

8.15 Company Books. The Board of Managers shall maintain and preserve, during the term of the Company, and for five (5) years after the filing date of the final tax return for the Company after its dissolution, all accounts, books, and other relevant Company documents. Such records, together with the Company information described in the Act, are subject to inspection and copying of any Member during ordinary business hours but only in accordance with and subject to the applicable conditions and provisions of the Act. Consistent with the Act, whenever the Act or this Agreement provides for a Member to give or withhold consent to a matter, before the consent is given or withheld, the Company shall, without demand, provide the Member with all information that is known to the Company and is material to the Member’s decision (the “Consent Disclosure Requirement”). With respect to the Consent Disclosure Requirement: (1) all Members agree to promptly cooperate with the Board of Managers in good faith; (2) the Company shall only be deemed to know or have knowledge of information that the Board of Managers actually knows or should have known after a reasonable investigation or review of the then-current records of the Company; (3) information previously delivered to a Member prior to the then-current consent at issue need not be delivered to the Member again and shall be deemed delivered to the Member in compliance with the Consent Disclosure Requirement; (4) information required to be disclosed or provided to a Member may be disclosed or provided on an individual or collective basis, via mail or electronic transmission, by permitting Members to come and inspect and copy information made available at the Company’s offices after reasonable notice (“Inspection Opportunity”), and/or via a meeting of the Members called by the Board of Managers for such purpose in accordance with this Agreement (a “Member Information Meeting”). A failure of a Member to participate in an Inspection Opportunity or attend a Member Information Meeting shall automatically be deemed a waiver by such Member of all of such Member’s rights under the Consent Disclosure Requirement with respect to all the information that was or would have been provided during such Inspection Opportunity at such Member Information Meeting. Except as set forth in this Section 8.15 or elsewhere in this Agreement, Members shall not have any right to access the Company’s books, records or other information. Any and all records of or pertaining to the Company (and all copies thereof on any media whatsoever) shall be kept strictly confidential by the Member. The breach or threatened breach of the Member’s confidentiality obligation hereunder shall justify the Board of Managers in declining any record inspection request made by such Member.

8.16 Officers.

(a) The Board of Managers may from time to time appoint officers of the Company, including a Chief Executive Officer, Chairman of the Board of Managers, President, a Secretary, a Chief Financial Officer, a Chief Operating Officer, a Chief Technology Officer and such other officers and assistant officers, as the Board of Managers may determine. Unless the Board of Managers otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Board of Managers pursuant to this Section

8.16. Third parties may rely upon the authority of any officer to act without being required to inspect this Agreement or otherwise make inquiry with respect to the power of an officer to act. No officer need be a resident of the State of Nevada, a Member or a Manager. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board of Managers.

(b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Managers or any Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board of Managers whenever in its judgment the best interests of the Company shall be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board of Managers.

8.17 Quorum. At all meetings of the Board of Managers, the presence of a Quorum will be necessary and sufficient to constitute a quorum for the transaction of business. If a Quorum will not be present at any meeting of the Board of Managers for which notice was properly given, the Managers present will adjourn the meeting and will notify those Managers not in attendance of the time of the reconvened meeting and of any facilities to be made available to allow the participation in such meeting by telephone conference of all Managers not able to attend physically. Any Manager that is an entity shall act with respect to Board of Manager business by and through its authorized representative.

8.18 Actions by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, is signed by Managers having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers were present and voting. A facsimile or similar electronic reproduction of a writing signed by a Manager, will be regarded as signed by the Manager, for purposes of this Section 8.18.

8.19 Meetings of the Board of Managers. Meetings of the Board of Managers will be held as determined by the Board of Managers. Meetings of the Board of Managers may be called by any Manager. Notices of meetings will be given to the Managers not later than twenty- four (24) hours before the meeting is to be held, unless a Majority Vote of the Managers approves a shorter notice period. Managers may participate in and hold a meeting by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting will constitute attendance and presence in person at such meeting.

ARTICLE 9. TRANSFER OF UNITS

9.01 General Restrictions on Transfer. No Member may Transfer any Units except as provided in this ARTICLE 9 and under the terms of any agreement pursuant to which the Member acquired his/her/its Units, and then, only with the prior written consent of the Manager. The Company and its Managers and Members shall be entitled to treat the record owner of Units as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until, subject to compliance with this ARTICLE 9, such time as a written assignment of such Units has been received and accepted by the Board of Managers and recorded on the books of the Company. The Board of Managers may refuse to accept and record an assignment until the end of the month during which such assignment is delivered to the Company. The transfer restrictions, rights of first refusal, and other provisions of this ARTICLE 9 may be waived, in whole or in part, only with the Super- Majority Vote of the Board of Managers; provided that the right of first refusal held by the Members may be waived in its entirety on behalf of all of the Members by the Super-Majority Vote of Members holding Units that are not the subject of the proposed Transfer. NO ATTEMPTED TRANSFER SHALL BE EFFECTIVE OR RECOGNIZED BY THE COMPANY OR THE MEMBERS UNTIL ALL REQUIREMENTS OF THIS AGREEMENT, INCLUDING THIS ARTICLE 9, HAVE BEEN SATISFIED.

9.02 Permitted Transfers. The following Transfers shall be permitted without compliance with Section 9.04 hereof, but shall be subject to the requirements of Section 9.03 hereof:

(a) All but not less than all of a Member’s Units may be Transferred from time to time in connection with a merger, consolidation, or sale of all or substantially all of the Company’s assets.

(b) All or any portion of a Member’s Units may be Transferred from time to time in a Permitted Transfer.

9.03 Requirements for Transfer. Every Transfer, including Permitted Transfers (except as stated otherwise below), shall be subject to the following requirements:

(a) The Member transferring his, her or its Units (the “Transferor”) shall provide written notice of the proposed Transfer to the Company that includes, among other things, (i) the number and class of Units proposed to be Transferred, (ii) the name, address, tax information and similar information of the proposed transferee, and (iii) the terms applicable to such proposed Transfer, including but not limited to the purchase price and the nature and timing of its payment for the Units proposed to be Transferred hereby (the “Transfer Notice”);

(b) The Transferor shall establish to the satisfaction of the Board of Managers that the proposed Transfer will not cause or result in a breach of any agreement binding upon the Company or any violation of law, including without limitation, federal or state securities laws, and that the proposed Transfer would not cause (i) the Company to be an investment company as defined in the Investment Company Act of 1940, as amended, or (ii) require the registration of the Company’s securities under federal securities laws; and the Company may require an opinion of counsel from counsel acceptable to the Company that the proposed Transfer would constitute a transaction that is exempt from the registration requirements of all applicable federal and state securities laws.

(c) The Transferor shall establish to the satisfaction of the Board of Managers that the proposed Transfer would not (i) adversely affect the classification of the Company as a partnership for federal or state tax purposes, (ii) have a substantial adverse effect with respect to federal income taxes payable by the Company or Members holding a majority of the Units, or (iii) if applicable, cause the Company to fail to qualify for any applicable regulatory safe harbor from treatment as a publicly traded partnership treated as a corporation under Section 7704 of the Code; and

(d) The transferee shall execute a counterpart of this Agreement and such other documents or instruments as may be required by the Board of Managers to reflect the provisions hereof, and the Transferred Units shall continue to be subject to all restrictions under this Agreement.

All costs of complying with the requirements of this Section 9.03, including but not limited to the costs of a review of the matter by counsel for the Company, shall be borne by the Transferor and/or transferee. Until the requirements set forth in this Section 9.03 are satisfied, the Company need not recognize the transferee for any purpose under this Agreement. Furthermore, notwithstanding compliance with the requirements of this ARTICLE 9, until the transferee is admitted as a Member of the Company pursuant to Section 9.06, the Transferee shall be treated as and shall only have the rights of an assignee.

9.04 Right of First Refusal on Transfers by Members. Subject to Section 9.11 and the requirements of Section 9.03, a Member may Transfer all or part of such Member’s Units if such Member (the “Offeree”) receives a written offer (an “Offer”) made in good faith by a third party (the “Offeror”) to purchase such Units for cash or cash equivalents (the “Offered Units”), notes or other readily marketable funds or securities, and the Offeree gives first to the Company and second to each of the Members a right of first refusal to purchase all or part of the Offered Units on the same terms and conditions as are stated in the Offer, as provided herein (as applicable to the Company and the Members, the “Right of First Refusal”). The Offer shall be bona fide, shall be the result of arms-length negotiations between the Offeree and the Offeror and shall set forth the name of the Offeror, the Units to be Transferred, the price and other terms of the Offer and any other relevant material information available regarding the proposed Transfer.

(a) Procedure. The Offeree shall provide a written notice of the Offer to the Company, and the Company shall deliver copies of the Offer to the Members that include a copy of the Offer, and a summary of the terms and conditions of the Offer (the “Offer Notice”). For 30 days following receipt of the Offer Notice, the Company shall have the right to purchase all or any part of the Offered Units on the same terms and conditions set forth in the Offer Notice. If the Company fails to exercise its Right of First Refusal, in whole or in part, then following the expiration of such 30-day period, each Member (other than the Offeree) (on a pro rata basis, based on the number of Units owned by each Member compared to the total of all outstanding Units (other than the Offered Units)) shall have the right to purchase (on the terms and conditions set forth in the Offer Notice) a proportionate share of the Offered Units that remain available.

(b) Exercise of Right of First Refusal. Each Member (other than the Offeree) or the Company, as applicable, may elect to exercise his, her or its Right of First Refusal during the period specified for it to exercise such right as set forth above by providing the Offeree and the Company a responding notice within 20 days of receipt of the Offer Notice that includes the classes and numbers of Units for which such Member or the Company desires to exercise his/her/its Right of First Refusal. A failure by a Member or the Company to respond within such 20-day period shall be deemed to be a waiver of such Member’s or the Company’s Right of First Refusal, and right to participate in the sale of Units, relating to the Offer Notice in question. If any Member waives, in whole or in part, his/her/its Right of First Refusal, such unexercised right, or portion thereof, to which such waiver applies shall inure proportionately to other Members having such Right of First Refusal, and such other Members shall have an additional five days to purchase such portions of the Offered Units.

(c) Closing of an Exercise of a Right of First Refusal. If the Company and/or the Members collectively exercise the option to purchase all or any part of the Offered Units, the closing of such purchase shall take place at the offices of the Company at a time mutually agreed upon by the Offeree, the Company, and, if applicable, the Members exercising the Right of First Refusal, but, unless otherwise agreed upon, no later than the 30th business day after the expiration of the last election period referenced above.

(d) Transfer. If the Company and the Members do not collectively exercise their respective Rights of First Refusal for the purchase of all of the Offered Units, the Offeree may sell all or any portion of the Offered Units as are not sold pursuant to the Right of First Refusal to the Offeror upon the terms and conditions set forth in the Offer Notice (or other terms and conditions no more favorable to the Offeror); provided that (i) such sale is concluded within 90 days after the expiration of the Right of First Refusal relating thereto, and (ii) the Offeror complies with all of the provisions of Section 9.03. If such sale is not concluded during such 90-day period, the Offeree may not Transfer such Units unless such Offeree again complies with the provisions of this Section 9.04.

9.05 Buy Sell Provisions. Each Member hereby agrees to the provisions regarding the transfer, sale and repurchase of such Member’s Units set forth on Exhibit C hereto.

9.06 Additional Members. Transferees (including Permitted Transferees) may be admitted to the Company as Members only with the consent of the Board of Managers and the vote of Members holding a majority of the Units that are not the subject of the applicable Transfer, the granting or denial of which shall be within their sole and absolute discretion. The provisions of this section shall not apply to Persons that acquire Units directly from the Company.

9.07 Effect of Transfer.

(a) If the Transferee is admitted as a Member or is already a Member, the Member Transferring his/her/its Units shall be relieved of liability with respect to the Transferred

Units arising or accruing under this Agreement on or after the effective date of the Transfer, unless the Transferor affirmatively assumes such liability; provided, however, that the Transferor shall not be relieved of any liability for prior distributions and unpaid Capital Contributions, if any, unless the transferee affirmatively assumes such liabilities.

(b) If a Transferee is not admitted as a Member, such Transferee shall be entitled to receive the allocations and distributions attributable to the Transferred Units, but such Transferee shall not be entitled to inspect the Company’s books and records, receive an accounting of the Company’s financial affairs, or otherwise take part in the Company’s business or exercise the rights (including without limitation voting rights) of a Member under this Agreement or the Act. For purposes of any vote requiring the approval or disapproval of Members holding a particular percentage of the Units, any Unit held by a Transferee shall be deemed not to be outstanding unless and until the Transferee is admitted as a Member.

(c) Any Person who acquires in any manner any Units, whether or not such Person has accepted and assumed in writing the terms and provisions of this Agreement or been admitted as a Member, shall be deemed by the acquisition of such Units to have agreed to be subject to and bound by all of the provisions of this Agreement with respect to such Units, including without limitation, the provisions hereof with respect to any subsequent Transfer of such Units.

(d) If a Member Transfers less than all of such Member’s Units, the Member’s rights with respect to the transferred Units, including but not limited to the right to vote or otherwise participate in the Company’s governance and the right to receive distributions, will terminate as of the effective date of the Transfer. If the Member Transfers all of such Member’s Units, all of such Member’s rights as a Member under this Agreement shall terminate upon such Transfer. Notwithstanding the foregoing, the Member will remain liable for any obligation with respect to the Transferred Units that existed prior to the effective date of the Transfer, including but not limited to any costs or damages resulting from the Member’s breach of this Agreement.

9.08 Prohibited Transfers. Any Transfer in violation of any provisions of this Agreement shall be null and void and ineffective to Transfer any Units and shall not be binding upon or be recognized by the Company, and any such transferee shall not be treated as or deemed to be a Member for any purpose. In the event that any Member shall at any time Transfer or attempt to Transfer Units in violation of any of the provisions of this Agreement, the Company and the other Members, in addition to all rights and remedies at law and equity, shall have and be entitled to an order restraining or enjoining such transaction, it being expressly acknowledged and agreed that damages at law would be an inadequate remedy for a Transfer in violation of this Agreement.

9.09 Change of Control in Entity Members. A change in fifty percent (50%) or more of the equity ownership (or any other change in the controlling interest) of a Member that is a corporation, limited liability company, general partnership, limited partnership, or other entity, occurring by way of a single transaction or a series of related transactions, shall be considered a Transfer for purposes of ARTICLE 9, shall trigger the rights of first refusal set forth therein (with a purchase price equal to the Capital Account balance of such Member as of the date of such change in equity ownership), and shall result in such Member automatically becoming a

Transferee upon such change in equity ownership or control. Furthermore, each Member that is an entity agrees not to cause or allow any direct or indirect change in the ownership of the equity interests of such Member without the prior written consent of the Board of Managers, which consent may be granted or withheld by the Board of Managers in its sole discretion, and any such direct or indirect change in the ownership of the equity interests of such Member shall be considered a Transfer for purposes of ARTICLE 9, shall trigger the rights of first refusal set forth therein (with a purchase price equal to the Capital Account balance of such Member as of the date of such direct or indirect change in the ownership of such Member’s equity interests), and shall result in such Member automatically becoming a Transferee upon such direct or indirect change in the ownership of such Member’s equity interests.

9.10 Redeeming Units. Without limiting the Company’s rights related to the redemption of Units as set forth in any separate agreement between the Company and a Member, outstanding Units may be redeemed by the Company from time to time on such terms and subject to such conditions as the Board of Managers and the Member holding the applicable Units deem appropriate under the circumstances at such time. Each Member specifically acknowledges and agrees that no redemption by the Company of any Unit shall in any way create any right of redemption with respect to (a) any other Unit held by the redeeming Member or Transferee or (b) any Unit held by any other Member or Transferee.

9.11 Encumbrances. Notwithstanding the foregoing provisions of this ARTICLE 9 or anything else to the contrary in this Agreement, no Member may pledge, hypothecate, grant a security interest in, grant a lien on, or otherwise encumber any Units unless approved by the Majority Vote of the Board of Managers. Any purported attempt to create any security interest, lien, or other encumbrance upon any Unit, voluntarily or involuntarily, without first complying with the provisions of this Section 9.11 shall be void and of no effect.

ARTICLE 10. DISSOLUTION, WINDING UP AND CANCELLATION

10.01 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up when any one or more of the following occurs (each, a “Dissolution Event”):

(a) Approval by the Managers together with the Super-Majority Vote of the Members.

(b) An event of dissolution under the Act.

(c) A Liquidation Event.

(d) The entry of a decree of judicial dissolution under the Act.

10.02 Method of Winding Up and Cancellation.

(a) Upon the occurrence of any Dissolution Event, the Company shall immediately commence to liquidate and wind up its affairs in accordance with the Act. The Members shall continue to share Profits and Losses during the period of liquidation and winding up in the same proportions as before commencement of winding up and dissolution.

(b) The proceeds from the liquidation and winding up shall be applied in the following order:

(i) To creditors of the Company, including Members and Managers who are creditors, to the extent permitted by law, in the order of priority as provided by law, in satisfaction of liabilities of the Company other than those liabilities to Members on account of their contributions or on account of a Member’s withdrawal from the Company or pursuant to a withdrawal of capital.

(ii) To all Members, in the following order:

(1) First, 100% to the holders of Common Units as a group, on a pro rata basis, until the holders of Common Units have received an aggregate amount equal to their respective Capital Contributions (as such Capital Contributions may have been reduced by prior distributions of any kind);

(2) Next, to the Members to the extent of their positive Capital Accounts.

(3) Next, to the Members in proportion to the ratio of their Units in the Company.

Notwithstanding the foregoing, distributions made pursuant to this Section 10.02(b) shall in all cases take into account any adjustments to the Capital Accounts of the Members required under any provision of this Agreement, the Code, or any guidance issued by the Internal Revenue Service, as determined by the Board of Managers in their reasonable discretion, to ensure that any Member holding Profits Interest Units (i) receives in respect of such Profits Interest Units only amounts economically earned by the Company after receipt of such Profits Interest Units by such Member, and (ii) does not in respect of such Profits Interest Units share in any amount that would have been distributed by the Company if, immediately after the receipt of such Profits Interest Units by such Member, the Company’s assets were sold for their fair market values and the proceeds (net of any liabilities of the Company) were then distributed in a complete liquidation of the Company. If for any reason the amount distributable pursuant to this Section 10.02(b) shall be more than or less than the sum of all the positive balances of the Members’ Capital Accounts (taking into account any obligation to restore a Adjusted Capital Account Deficit), the proceeds distributable pursuant to this Section 10.02(b) shall be distributed among the Members in accordance with the ratio by which the positive Capital Account balance of each Member bears to the sum of all positive Capital Account balances.

For purposes of determining the amount of such distributions, all readily marketable Company assets shall be sold for cash and the remainder of the assets shall be valued by the liquidator at their then fair market value. The liquidator will distribute any assets distributable in kind to the Members in undivided interests as tenants in common. Unless otherwise expressly provided herein, a Member whose Capital Account is negative will have no liability to the Company, the Company’s creditors, or any other Member with respect to the negative balance.

10.03 Certificate of Dissolution. When all debts, liabilities, and obligations of the Company have been paid or discharged, or adequate provision has been made to do so, and all of the remaining property and assets of the Company have been distributed to the Members, a Statement of Dissolution may be executed and filed with the Secretary as permitted by the Act.

ARTICLE 11. CONFIDENTIALITY

The Members acknowledge that from time to time they may receive information from or regarding the Company of a confidential nature, the release of which may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is confidential, which is marked or identified confidential or which is reasonably understood by the circumstances to be confidential, and may not disclose it to any Person other than another Member, except for disclosures: (a) compelled by law (but the Member must notify the Company and the other Members promptly of any request for that information, before disclosing it if practicable); (b) to advisers or representatives of the Member or Persons to which that Member’s Units may be transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this ARTICLE 11; or (c) of information that the Member has also received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this ARTICLE 11 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this ARTICLE 11 may be enforced by specific performance or injunction without posting bond, in addition to any other remedy available to the Company.

ARTICLE 12. MISCELLANEOUS

12.01 Merger; Interest Exchange; Conversion; Change of Jurisdiction. Provided that the Members by Majority Vote and the Board of Managers have consented to such transaction, the Company may enter into an agreement and perform the actions required to complete (a) a merger or interest exchange with a corporation or other entity, (b) convert to a corporation or other type of entity, or (c) change the governing law applicable to the Company to a jurisdiction other than the State of Nevada. If the Company merges with a corporation or other entity, Units of the Company are exchanged for stock in a corporation or interests in another entity, or any other substantially similar transaction occurs whereby Members of the Company receive stock in a corporation or an interest in another entity in exchange for their Units, the rights of the Members in the new entity shall be as agreed by a Super-Majority Vote of the Members.

12.02 Investment Representations. In acquiring any Units in the Company, each Member represents and warrants to the Company and the other Members that such Member is acquiring such Units for such Member’s own account for investment and not with a view to their sale or distribution. All of the Members recognize that the investments contemplated by the Company may be speculative and may involve substantial risk. Each Member further represents and warrants that the Company has not made any guaranty or representation upon which the Member has relied concerning the possibility or probability of profit or loss as a result of such Member’s acquisition of Units, and that the Member has both the knowledge and experience in financial matters sufficient to evaluate the purchase of the Units and is able to bear the economic risk of the purchase. Furthermore, the Members recognize that: (a) the Units have not been registered under the Securities Act of 1933 or qualified under state securities laws in reliance upon an exemption from such registration and qualification requirements, (b) a Member may not be able to sell, offer for sale, transfer, pledge or hypothecate such Member’s Units in the absence of an effective registration statement covering such interest under applicable federal and state securities laws unless such sale, offer of sale, transfer, pledge or hypothecation is exempt from registration thereunder (in addition to the other restrictions hereunder), (c) the Company has no obligation to register any Units for sale, or to assist in establishing an exemption from registration for any proposed sale, and (d) the restrictions on transfer may severely affect the liquidity of a Member’s investment.

12.03 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been received (i) three (3) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, (ii) upon delivery to the recipient in person or by courier, or (iii) upon receipt of an email transmission from the recipient confirming receipt of any notice sent to the recipient by email. Such notices, requests and consents shall be given (a) to Members at their mailing addresses or email addresses on Exhibit A, or such other mailing or email address as a Member may specify by notice to the Company, or (b) to the Company or the Managers at the address of the Company’s principal place of business. Whenever any notice is required to be given by law, the Articles, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.04 Entire Agreement, Amendments. This Agreement constitutes the entire agreement between and among the Members, the Managers and the Company relating to: (a) relations among the Members as Members and between the Members and the Company; (b) the rights and duties of a person in the capacity of a Manager; (c) the business, activities and affairs of the Company and the management and conduct of such business, activities and affairs; and (d) the means and conditions for amending this Agreement. In other words, this Agreement is the only Operating Agreement (as defined in the Act) of the Company, and completely amends, changes, supersedes and replaces all prior discussions, statements, expressions, negotiations, understandings, impressions, course of dealing, writings, documents, email messages, text messages, and other communications-whether oral, implied, written, or in a record or any other medium, relating to the Company or its business, activities and affairs or to the matters listed above. This Agreement and the Articles each may be amended or modified from time to time only by a written instrument adopted, executed, and agreed to by the Super-Majority Vote of the Members; provided, however, that (x) without limiting the requirement for such Member approval, an amendment or modification (i) reducing disproportionately a Member’s Units or other interest in Profits or Losses or in distributions, (ii) eliminating the limited liability of a

Member, or (iii) increasing a Member’s obligation to contribute to the capital of the Company shall be effective only with that Member’s consent, and (y) an amendment or modification reducing the required voting threshold for any consent or vote in this Agreement shall be effective only with the consent or vote of Members having the Units theretofore required. This is the only and exclusive manner in which this Agreement may be amended. Thus, this Agreement cannot be amended or modified orally, or by voice messages, text messages, emails, faxes, journal entries, or other communications or any transcription thereof that do not meet the requirement of this Section 12.04 and no amendment can be implied—whether by course of dealing, course of conduct, pattern of conduct or other behavior, events or circumstances. Notwithstanding the foregoing or anything to the contrary herein, provided that such new Members or Transferees have become party to this Agreement through the execution of either a counterpart signature page hereto or a joinder agreement in a form acceptable to the Board of Managers, the Board of Managers may amend Exhibit A hereto to reflect new Transferees, the admission of new Members, changes in the number of outstanding Units, redemptions, Transfers, and/or the change of notice information set forth thereon without the consent of the Members. Any amendment effected pursuant to this Section 12.04 shall be binding upon all Members, Transferees, and their respective successors regardless of whether such Member, Transferee, or successor entered into or approved such amendment. Notwithstanding anything to the contrary contained herein, the Board of Managers, in its sole and absolute discretion, may amend any provision of this Agreement to the extent necessary to enact certain actions set forth herein, which the Manager has the right to enact pursuant to this Agreement, and to set forth the rights and preferences of any Units or other equity securities issued by the Company and approved by the Board of Managers so long as any such amendment would not disproportionately affect the rights or preferences of any class of Units then outstanding relative to other classes of Units then outstanding. The Members acknowledge that the issuance of additional Units or other equity securities as permitted in accordance with this Agreement and the corresponding dilution of a Member’s economic interest and other rights hereunder will not, by itself, require any consent pursuant to this Section 12.04.

12.05 Rights of Creditors and Third Parties Under this Agreement. This Agreement is entered into among the Members for the exclusive benefit of the Company, the Managers, the Members, and their successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company, the Managers, the Members, or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement. None of the terms, covenants, obligations, or rights contained in this Agreement is or shall be deemed to be for the benefit of any Person other than the Company, the Managers, the Members, and their respective successors and assigns, and no such third person shall under any circumstances have any right to compel any actions or payments by the Managers or Members.

12.06 Interpretation. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural and vice versa, as the context may require. The headings in this Agreement are included solely for convenience of reference and shall not be construed as limiting or in any other way modifying the text of the Agreement. Use of the word “including” shall mean “including but not limited to.”

12.07 Execution of Further Instruments. The Members shall cooperate with each other in good faith to accomplish the objectives and purposes hereof and to that end, from time to time, they shall make, execute and deliver such other and further instruments as may be necessary or convenient in the fulfillment of this Agreement.

12.08 Agreement to be Binding. This Agreement shall be governed by the laws of the State of Nevada without regard for any applicable provision or principle regarding conflict of laws, and shall inure to the benefit of and shall be binding upon the Company and each of the Members and their respective personal representatives, executors, heirs, successors and assigns and upon each Manager acting in such capacity hereunder.

12.09 Tax Consequences. Each Member has reviewed with his or her own tax advisors the U.S. federal, state, local, and foreign tax consequences of this Agreement. With respect to such matters, such Member relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Each Member understands that such Member (and not the Company) shall be responsible for such Member’s own tax liability that may arise as a result of this Agreement.

12.10 Representations and Warranties. Each Member hereby represents and warrants to the other parties hereto that (a) such Member has full right and authority to enter into, execute, and deliver this Agreement without the consent of any third party or other consent or approval, (b) this Agreement will not violate, breach, or conflict with any other agreement such Member may have with any third party, and (c) this Member constitutes the legal, valid, and binding obligation of such Member, enforceable in accordance with its terms.

12.11 Legal Representation. Each of the parties hereto acknowledges and agrees that the law firm of Hansen Black Anderson Ashcraft PLLC (the “Firm”) (a) has acted in the past as counsel to certain of the Members and entities affiliated with certain of the Members, (b) is acting solely as counsel to the Company with respect to the negotiation and drafting of this Agreement, and (c) may act as counsel to each of the Company and the Members, and individuals and entities affiliated with each of the Company and the Members in the future with respect to matters related to the business operated by the Company, as well as matters unrelated to such business. The Firm’s prior representation of certain of the Members and entities affiliated with certain of the Members and the Firm’s potential future representation of the Members and individuals and entities affiliated with the Members gives rise to a conflict of interest that the Firm has with respect to representing the Company in connection with this Agreement, and the future representation of the Company and/or certain of the Members and entities and individuals affiliated with the Company and/or certain of the Members. After sufficient opportunity for the Company and each of the Members to obtain independent counsel with respect to the waiver of the potential conflict of interest described herein, the Company and each of the Members hereby (i) approves and ratifies the Firm’s representation of the Company in connection with the negotiation and drafting of this Agreement, (ii) waives any conflicts of interest of the Firm described in this Section 12.11 related to representing the Company in connection with the negotiation and drafting of this Agreement, and (iii) waives the actual and potential conflicts of interest of the Firm in connection with the future representation of the Company, certain of the Members, and individuals and entities affiliated with the Company and/or the Members in connection with the matters related to the business operated by the Company, as well in connection with representing such individuals and entities in unrelated matters. The Firm shall be an intended third party beneficiary of the acknowledgements, agreements, and waivers contained in this Section 12.11.

12.12 Self-Dealing. Unless entered into in bad faith, no contract or transaction between the Company and one or more of its Managers, Members, officers, or employees, or between the Company and any other entity or other organization in which one or more of its Managers, Members, officers, or employees have a financial interest or are owners, managers, partners, directors, officers, or employees, shall be voidable solely for this reason or solely because such Manager, Member, officer, or employee was present or participated in the authorization of such contract or transaction. No Manager, Member, officer, or employee interested in such contract or transaction, because of such interest, shall be considered to be in breach of this Agreement or liable to the Company or any other Person for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction. Approval or ratification by a majority of the members of the Board of Managers having no interest in the transaction (or, if there are no disinterested Managers, by Members holding an aggregate of a majority of the Units held by all disinterested Members) constitutes conclusive evidence that such transaction is permitted under this section, but shall not be required.

12.13 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

12.14 Waiver of Rights. Except as specifically provided otherwise in this Agreement, no right under this Agreement may be waived except by an instrument in writing signed by the Person sought to be charged with the waiver.

12.15 Attorneys’ Fees. In the event any party hereto institutes an action or other proceeding to enforce any rights arising under this Agreement, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys’ fees by the other party, such fees to be set by the court and not by a jury and to be included in any judgment entered in such proceeding.

12.16 Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts formed and to be performed entirely within the State of Florida, without regard to the conflict of law provisions thereof. The parties hereto consent to the exclusive jurisdiction and venue of any state or federal court located in Pinellas County, Florida for purposes of resolving any disputes hereunder. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL IN ANY AND ALL DISPUTES WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENTS, NOTES, PAPERS, INSTRUMENTS OR DOCUMENTS HERETOFORE OR HEREAFTER EXECUTED WHETHER SIMILAR OR DISSIMILAR.

12.17 Mediation of Disputes. The parties will endeavor in good faith to resolve all disputes arising under or related to this Agreement by mediation, which shall take place in Pinellas County, Florida. All fees and costs (including reasonable attorneys’ fees) incurred pursuant to the resolution of any dispute which arises under this Operating Agreement shall be allocated to the losing party.

12.18 Lack of Formalities. Failure of the Company to maintain records, to hold meetings of Members or Managers, or to observe any formalities or requirements imposed by law or by the Articles or this Agreement is not a ground for imposing personal liability on any Member, Manager, or employee for any debt, obligation or liability of the Company.

12.19 Counterpart Signatures. This Agreement may be executed by original, facsimile, or electronic signature, each of which will be considered an original. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SUNERGY MEMBERS: SUNERGY MEMBER 1

/s/ Anton Hruby
Anton Hruby, an individual

SUNERGY MEMBER 2

/s/ Gianluca Guy
Gianluca Guy, an individual

SUN FIRST MEMBERS:

SUN FIRST MEMBER 1

JKAE HOLDINGS, LLC

By:	/s/ Kalen Larsen
Kalen Larsen, Authorized Party

SUN FIRST MEMBER 2

CLARKE CAPITAL, LLC

By:	/s/ Brandon Bridgewater
Brandon Bridgewater, Authorized Party

SUN FIRST MEMBER 3

WHITE HORSE ENERGY, LC

By:	/s/ Tim Bridgewater
Tim Bridgewater, Authorized Party

[Signature Page to the Operating Agreement of Sunergy Renewables, LLC]

CONSENT AND AGREEMENT OF MANAGERS

The undersigned, being the Managers named in the foregoing Operating Agreement, hereby consent to the terms of the foregoing Operating Agreement and agree to be bound by its terms as the Managers thereunder.

/s/ Kalen Larsen
KALEN LARSEN

/s/ Brandon Bridgewater
BRANDON BRIDGEWATER

/s/ Anton Hruby
ANTON HRUBY

/s/ Gianluca Guy
GIANLUCA GUY

[Signature Page to the Operating Agreement of Sunergy Renewables, LLC]

Consent of Spouse

I acknowledge that I have read the Operating Agreement (the “Agreement”) of Sunergy Renewables, LLC, a Nevada limited liability company (the “Company”), including but not limited to Section 9.05 thereof and Exhibit C thereto, and that I know its contents. I am aware that by its provisions, my spouse agrees, among other things, to the imposition of certain restrictions on the transfer of his or her Units in the Company, owned directly or indirectly, which rights and restrictions may survive my spouse’s death. I hereby consent to such rights and restrictions and approve of the provisions of the Agreement. I further agree that in the event of a dissolution of the marriage between myself and my spouse, in connection with which I secure or am awarded all or part of my spouse’s Units through a divorce order, such Units shall be subject to being purchased from me pursuant to the provisions of Section 9.05 of, and Exhibit C to, the Agreement, and if such Units are not purchased from me, I shall receive and hold such Units subject to all the provisions and restrictions contained in the Agreement.

Signature:

Print Name:

Date:

[Signature Page to the Operating Agreement of Sunergy Renewables, LLC]

EXHIBIT B

CONTRIBUTED SUNERGY INTERESTS

[Omitted]

EXHIBIT C

CONTRIBUTED SUN FIRST INTERESTS

[Omitted]

EXHIBIT D

SUNERGY UNITS

[Omitted]

EXHIBIT E

SUN FIRST UNITS

[Omitted]

EXHIBIT F

SUNERGY SCHEDULE OF EXCEPTIONS

[Omitted]

EXHIBIT G

SUN FIRST SCHEDULE OF EXCEPTIONS

[Omitted]

EXHIBIT H

SUN FIRST ASSIGNMENTS

ASSIGNMENT OF MEMBERSHIP INTEREST

[Omitted]

EXHIBIT I

SUNERGY ASSIGNMENTS ASSIGNMENT OF MEMBERSHIP

[Omitted]

EXHIBIT J

ARTICLES OF ORGANIZATION

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E17492492021-3
Barbara K. Cegavske	Filing Number 20211749248
Secretary of State State Of Nevada	Filed On 09/14/2021 08:55:50 AM
	Number of Pages 2

Formation - Limited-Liability Company

☑ NRS 86 - Articles of Organization Limited-Liability Company
☐ NRS 86.544 - Registration of Foreign Limited-Liability Company
☐ NRS 89 - Articles of Organization Professional Limited-Liability Company
☐ NRS 86.555 - Registration of Professional Foreign Limited-Liability Company

1. Name Being Registered in Nevada: (See instructions)	Sunergy Renewables, LLC
2. Foreign Entity Name: (Name in home jurisdiction)	
3. Jurisdiction of Formation: (Foreign Limited-Liability Companies)	3a) Jurisdiction of formation: 3b) Date formed: 3c) I declare this entity is in good standing in the jurisdiction of its formation. ☐
4. Registered Agent for Service of Process*: (check only one box)	☐ Commercial Registered Agent (name only below) ☑ Noncommercial Registered Agent (name and address below) ☐ Office or position with Entity (title and address below) Registered Agents, Inc Name of Registered Agent OR Title of Office or Position with Entity 401 Ryland Street, Reno, Nevada 89502 Street Address, City, Zip Code Suite 200-A, Nevada Mailing Address (if different from street address), City, Zip Code
4a. Certificate of Acceptance of Appointment of Registered Agent:	*I hereby accept appointment as Registered Agent for the above named Entity. If the registered agent is unable to sign the Articles of Incorporation, submit a separate signed Registered Agent Acceptance form.* X Registered Agents, Inc. — 09/14/2021 Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity — Date
5. Management: (Domestic Limited-Liability Companies only)	Company shall be managed by: (check one box) ☑ Manager(s) OR ☐ Member(s)
6. Name and Address of each Manager(s) or Managing Member(s): (NRS 86 and NRS 86.544, see instructions) **Name and Address of the Original Manager(s) and Member(s):** (NRS 89, see instructions) IMPORTANT: A certificate from the regulatory board must be submitted showing that each individual is licensed at the time of filing.	1) Brandon Clarke Bridgewater (Name) 11773 SW Lyra Drive, Port Saint Lucie, FL 34987 (Address, City, State, Zip Code) 2) Kalen Larsen (Name) 3548 N 2375 E, Layton, UT 84040 (Address, City, State, Zip Code) 3) Anton Hruby (Name) 3610 Galileo Drive Ste 105, Trinity, FL 34655 (Address, City, State, Zip Code) 4) Gianluca Guy (Name) 3610 Galileo Drive Ste 105, Trinity, FL 34655 (Address, City, State, Zip Code)
7. Dissolution Date: (Domestic only)	Latest date upon which the company is to dissolve (if existence is not perpetual):

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 1/1/2019

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Formation - Limited-Liability Company

Continued, Page 2

8. Profession to be Practiced: (NRS 89 only)	
9. Series and/or Restricted Limited-Liability Company: (Optional)	Check box if a Series Limited-Liability Company ☑ Domestic Limited-Liability Company's only: The Limited-Liability Company is a Restricted Limited-Liability Company ☐
10. Records Office: (Foreign Limited-Liability Companies)	Address ___ City ___ State ___ Zip code ___ Country ___
11. Street Address of Principal Office: (Foreign Limited-Liability Companies)	Address ___ City ___ State ___ Zip code ___ Country ___
12. Name, Address and Signature of the Organizer: (NRS 86. NRS 89 -Each Organizer must be a licensed professional.) **Name and Signature of Manager or Member:** (NRS 86.544 only) See instructions	*Foreign Limited-Liability Company - In the event the designated Agent for Service of Process resigns and is not replaced or the agent's authority has been revoked or the agent cannot be found or served with exercise of reasonable diligence, then the Secretary of State is hereby appointed as the Agent for Service of Process. I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State. Name: Timothy A. Bridgewater — Country: United States Address: 225 West 4500 North — City: Provo — State: UT — Zip/Postal Code: 84604 X Timothy A. Bridgewater (attach additional page if necessary)

AN INITIAL LIST OF OFFICERS MUST ACCOMPANY THIS FILING

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 1/1/2019

EXHIBIT K

OPERATING GUIDELINES

OPERATING GUIDELINES

OF

SUN FIRST ENERGY, LLC

(a Utah Limited Liability Company)

Dated October 1, 2021

OPERATING GUIDELINES

OF

SUN FIRST ENERGY, LLC

These Operating Guidelines of Sun First Energy, LLC (the “Company”), a limited liability company organized pursuant to the Utah Revised Uniform Limited Liability Company Act (as the same may be amended from time to time, the “Act”), are executed effective as of the date set forth on the cover page of these Guidelines, and amend, restate, and replace any previous operating agreement or similar agreement of the Company. Sunergy Renewables, LLC, a Nevada limited liability company (the “Member”), is the sole member of the Company. Solely for federal and state tax purposes and pursuant to Treasury Regulations Section 301.7701, the Member and the Company intend the Company to be disregarded as an entity that is separate from the Member. For all other purposes (including, without limitation, limited liability protection for the Member from Company liabilities), however, the Member and the Company intend the Company to be respected as a separate legal entity that is separate and apart from the Member.

ARTICLE I - FORMATION OF THE COMPANY

1.1 Formation. The Company was formed on October 6, 2019 upon the filing of the Certificate with the Division of Corporations.

1.2 Name. The name of the Company is as set forth on the cover page of these Guidelines. The Member may change the name of the Company from time to time as it deems advisable, provided appropriate amendments to these Guidelines and the Certificate and necessary filings under the Act are first obtained.

1.3 Registered Office and Registered Agent. The Company’s registered office within the State of Utah and its registered agent at such address shall be as the Member may from time to time deem necessary or advisable.

1.4 Principal Place of Business. The principal place of business of the Company within the State of Utah shall be at such place or places as the Member may from time to time deem necessary or advisable.

1.5 Purposes and Powers.

(a)	The purpose of the Company shall be to engage in any lawful business for which limited liability companies maybe organized under the Act.

(b)

The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

1.6 Term. The Company shall continue in existence until it is dissolved and its affairs wound up in accordance with the provisions of these Guidelines or the Act.

1.7 Nature of Member’s Interest. The interest of the sole Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company.

ARTICLE II - DEFINITIONS

The following terms used in these Guidelines shall have the following meanings (unless otherwise expressly provided herein):

“Certificate” means the Certificate of Organization of the Company filed with the Division of Corporations, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

“Division of Corporations” means the Utah Division of Corporations and Commercial Code.

“Guidelines” means these Operating Guidelines, as amended from time to time.

“Manager” means Sunergy Renewables, LLC, a Nevada limited liability company.

“Member” means Sunergy Renewables, LLC, a Nevada limited liability company.

“Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association or another entity.

“Property” means (i) any and all property acquired by the Company, real and/or personal (including, without limitation, intangible property) and (ii) any and all of the improvements constructed on any real property.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE III - MANAGEMENT OF THE COMPANY

3.1 Management. The Manager shall be the manager of the Company. Except as otherwise expressly provided in these Guidelines, the Certificate or the Act, all decisions with respect to the management of the business and affairs of the Company shall be made by the Manager or, if the Manager so delegates, by a Board of Directors each of whom shall be appointed and removed by the Manager. The Manager or the Board of Directors may appoint or remove officers to manage and control the day to day business, operations and affairs of the Company in the ordinary course of its business and shall have such other powers and duties as may be prescribed by the Manager or the Board of Directors.

3.2 Indemnification for Management Services. The Company shall indemnify the Manager, as well as any directors, officers or authorized delegatee(s) in connection with their services to the Company to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by such person upon the approval of the Manager (or the Member in the event of an advance to the Manager), upon the receipt by the Company of a signed statement agreeing to reimburse the Company for such advance in the event it is ultimately determined that such party is not entitled to be indemnified by the Company against such expenses.

2

ARTICLE IV - RIGHTS AND OBLIGATIONS OF MEMBER

4.1 Name and Address of Member. The name, address and Membership Interest of the Member is reflected in Schedule I attached hereto.

4.2 Limited Liability. The Member shall not be required to make any contribution to the capital of the Company except as set forth in Schedule I nor shall the Member in its capacity as such be bound by, or personally liable for, any expense, liability or obligation of the Company except to the extent of its interest in the Company and the obligation to return distributions made to Member under certain circumstances as required by the Act. The Member shall be under no obligation to restore a deficit capital account upon the dissolution of the Company or the liquidation of Membership Interest.

ARTICLE V - CAPITAL CONTRIBUTIONS AND LOANS

The Member has contributed property to the Company as set forth on the books and records of the Company.

ARTICLE VI - ALLOCATIONS, ELECTIONS AND REPORTS

All allocations of profit and loss of the Company and all assets and liabilities of the Company shall, solely for state and federal tax purposes, be treated as that of the Member pursuant to Treasury Regulations Section 301.7701, but for no other purpose (including, without limitation, limited liability protection for the Member from Company liabilities).

ARTICLE VII - DISTRIBUTIONS

Distributions of assets shall be made on such basis and at such time as determined by the Member.

ARTICLE VIII – DISSOLUTION AND LIQUIDATION OF THE COMPANY

8.1 Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(a)	All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred (unless the Member has elected to continue the business of the Company);

(b)	The Member signs a document stating its election to dissolve the Company;

(c)

The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal; or

(d)	The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

3

8.2 Liquidation. Upon the happening of any of the events specified in Section 8.1 and, if applicable, the failure of the Member to continue the business of the Company, the Member, or any liquidating trustee designated by the Member, will commence as promptly as practicable to wind up the Company’s affairs unless the Member or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Member will continue to be entitled to Company cash flow and Company profits during the period of liquidation. The proceeds from liquidation of the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(a)	To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to the Member;

(b)

To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 8.2(c); and, thereafter

(c)	To the Member.

8.3 Statement of Dissolution. Upon the dissolution and commencement of the winding up of the Company, the Member shall cause a Statement of Dissolution to be executed on behalf of the Company and filed with the Division of Corporations, and the Member shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE IX - MISCELLANEOUS

9.1 Records. The records of the Company will be maintained at the Company’s principal place of business or at any other place the Member selects, provided the Company keeps at its principal place of business the records required by the Act to be maintained there.

9.2 Survival of Rights. Except as provided herein to the contrary, these Guidelines shall be binding upon and inure to the benefit of the parties, their successors and assigns.

9.3 Interpretation and Governing Law. When the context in which words are used in these Guidelines indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend or interpret the scope of these Guidelines or any particular Article or Section. These Guidelines shall be governed and construed in accordance with the laws of the State of Utah without giving effect to the conflicts of laws provisions thereof.

9.4 Severability. If any provision, sentence, phrase or word of these Guidelines or the application thereof to any person or circumstance shall be held invalid, the remainder of these Guidelines, or the application of such provision, sentence, phrase or word to Persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

4

9.5 Agreement in Counterparts. These Guidelines may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

9.6 Creditors Not Benefited. Nothing in these Guidelines is intended to benefit any creditor of the Company. No creditor of the Company will be entitled to require the Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against a Member, whether arising under these Guidelines or otherwise.

[Remainder of page left intentionally blank]

5

IN WITNESS WHEREOF, the undersigned, being the sole Member and Manager of the Company, has caused these Guidelines to be duly executed as of October 1, 2021.

SUNERGY RENEWABLES, LLC

By:	/s/ Gianluca Guy
Name: Gianluca Guy
Title: Manager

[Signature Page to Operating Guidelines]

OPERATING GUIDELINES

OF

SUNERGY SOLAR LLC

(a Florida Limited Liability Company)

Dated October 1, 2021

OPERATING GUIDELINES

OF

SUNERGY SOLAR LLC

These Operating Guidelines of Sunergy Solar LLC (the “Company”), a limited liability company organized pursuant to the Florida Revised Limited Liability Company Act (as the same may be amended from time to time, the “Act”), are executed effective as of the date set forth on the cover page of these Guidelines, and amend, restate, and replace any previous operating agreement or similar agreement of the Company. Sunergy Renewables, LLC, a Nevada limited liability company (the “Member”), is the sole member of the Company. Solely for federal and state tax purposes and pursuant to Treasury Regulations Section 301.7701, the Member and the Company intend the Company to be disregarded as an entity that is separate from the Member. For all other purposes (including, without limitation, limited liability protection for the Member from Company liabilities), however, the Member and the Company intend the Company to be respected as a separate legal entity that is separate and apart from the Member.

ARTICLE I - FORMATION OF THE COMPANY

1.1 Formation. The Company was formed on October 24, 2005 upon the filing of the Articles with the Division of Corporations.

1.2 Name. The name of the Company is as set forth on the cover page of these Guidelines. The Member may change the name of the Company from time to time as it deems advisable, provided appropriate amendments to these Guidelines and the Articles and necessary filings under the Act are first obtained.

1.3 Registered Office and Registered Agent. The Company’s registered office within the State of Florida and its registered agent at such address shall be as the Member may from time to time deem necessary or advisable.

1.4 Principal Place of Business. The principal place of business of the Company within the State of Florida shall be at such place or places as the Member may from time to time deem necessary or advisable.

1.5 Purposes and Powers.

(a)	The purpose of the Company shall be to engage in any lawful business for which limited liability companies maybe organized under the Act.

(b)

The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

1.6 Term. The Company shall continue in existence until it is dissolved and its affairs wound up in accordance with the provisions of these Guidelines or the Act.

1.7 Nature of Member’s Interest. The interest of the sole Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company.

ARTICLE II - DEFINITIONS

The following terms used in these Guidelines shall have the following meanings (unless otherwise expressly provided herein):

“Articles” means the Articles of Organization of the Company filed with the Division of Corporations, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

“Division of Corporations” means the Florida Division of Corporations, Florida Department of State.

“Guidelines” means these Operating Guidelines, as amended from time to time.

“Manager” means Sunergy Renewables, LLC, a Nevada limited liability company.

“Member” means Sunergy Renewables, LLC, a Nevada limited liability company.

“Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association or another entity.

“Property” means (i) any and all property acquired by the Company, real and/or personal (including, without limitation, intangible property) and (ii) any and all of the improvements constructed on any real property.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE III - MANAGEMENT OF THE COMPANY

3.1 Management. The Manager shall be the manager of the Company. Except as otherwise expressly provided in these Guidelines, the Articles or the Act, all decisions with respect to the management of the business and affairs of the Company shall be made by the Manager or, if the Manager so delegates, by a Board of Directors each of whom shall be appointed and removed by the Manager. The Manager or the Board of Directors may appoint or remove officers to manage and control the day to day business, operations and affairs of the Company in the ordinary course of its business and shall have such other powers and duties as may be prescribed by the Manager or the Board of Directors.

3.2 Indemnification for Management Services. The Company shall indemnify the Manager, as well as any directors, officers or authorized delegatee(s) in connection with their services to the Company to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by such person upon the approval of the Manager (or the Member in the event of an advance to the Manager), upon the receipt by the Company of a signed statement agreeing to reimburse the Company for such advance in the event it is ultimately determined that such party is not entitled to be indemnified by the Company against such expenses.

2

ARTICLE IV - RIGHTS AND OBLIGATIONS OF MEMBER

4.1 Name and Address of Member. The name, address and Membership Interest of the Member is reflected in Schedule I attached hereto.

4.2 Limited Liability. The Member shall not be required to make any contribution to the capital of the Company except as set forth in Schedule I nor shall the Member in its capacity as such be bound by, or personally liable for, any expense, liability or obligation of the Company except to the extent of its interest in the Company and the obligation to return distributions made to Member under certain circumstances as required by the Act. The Member shall be under no obligation to restore a deficit capital account upon the dissolution of the Company or the liquidation of Membership Interest.

ARTICLE V - CAPITAL CONTRIBUTIONS AND LOANS

The Member has contributed property to the Company as set forth on the books and records of the Company.

ARTICLE VI - ALLOCATIONS, ELECTIONS AND REPORTS

All allocations of profit and loss of the Company and all assets and liabilities of the Company shall, solely for state and federal tax purposes, be treated as that of the Member pursuant to Treasury Regulations Section 301.7701, but for no other purpose (including, without limitation, limited liability protection for the Member from Company liabilities).

ARTICLE VII - DISTRIBUTIONS

Distributions of assets shall be made on such basis and at such time as determined by the Member.

ARTICLE VIII – DISSOLUTION AND LIQUIDATION OF THE COMPANY

8.1 Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(a)	All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred (unless the Member has elected to continue the business of the Company);

(b)	The Member signs a document stating its election to dissolve the Company;

(c)

The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal; or

(d)	The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

3

8.2 Liquidation. Upon the happening of any of the events specified in Section 8.1 and, if applicable, the failure of the Member to continue the business of the Company, the Member, or any liquidating trustee designated by the Member, will commence as promptly as practicable to wind up the Company’s affairs unless the Member or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Member will continue to be entitled to Company cash flow and Company profits during the period of liquidation. The proceeds from liquidation of the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(a)	To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to the Member;

(b)

To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 8.2(c); and, thereafter

(c)	To the Member.

8.3 Statement of Dissolution. Upon the dissolution and commencement of the winding up of the Company, the Member shall cause a Statement of Dissolution to be executed on behalf of the Company and filed with the Division of Corporations, and the Member shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE IX - MISCELLANEOUS

9.1 Records. The records of the Company will be maintained at the Company’s principal place of business or at any other place the Member selects, provided the Company keeps at its principal place of business the records required by the Act to be maintained there.

9.2 Survival of Rights. Except as provided herein to the contrary, these Guidelines shall be binding upon and inure to the benefit of the parties, their successors and assigns.

9.3 Interpretation and Governing Law. When the context in which words are used in these Guidelines indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend or interpret the scope of these Guidelines or any particular Article or Section. These Guidelines shall be governed and construed in accordance with the laws of the State of Florida without giving effect to the conflicts of laws provisions thereof.

9.4 Severability. If any provision, sentence, phrase or word of these Guidelines or the application thereof to any person or circumstance shall be held invalid, the remainder of these Guidelines, or the application of such provision, sentence, phrase or word to Persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

4

9.5 Agreement in Counterparts. These Guidelines may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

9.6 Creditors Not Benefited. Nothing in these Guidelines is intended to benefit any creditor of the Company. No creditor of the Company will be entitled to require the Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against a Member, whether arising under these Guidelines or otherwise.

[Remainder of page left intentionally blank]

5

IN WITNESS WHEREOF, the undersigned, being the sole Member and Manager of the Company, has caused these Guidelines to be duly executed as of October 1, 2021.

SUNERGY RENEWABLES, LLC

By:	/s/ Gianluca Guy
Name:	Gianluca Guy
Title:	Manager

[Signature Page to Operating Guidelines]

EXHIBIT L

SUN FIRST PIPELINE DEALS

[Omitted]

EXHIBIT M

SUNERGY PIPELINE DEALS

[Omitted]